Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

HTH DIAMOND HILLCREST LAND LLC

THE MEMBERSHIP INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES ACT OF ANY STATE OR THE DISTRICT OF COLUMBIA IN RELIANCE ON EXEMPTIONS UNDER THOSE LAWS.  NO RESALE OF A MEMBERSHIP INTEREST BY A MEMBER IS PERMITTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND ANY VIOLATION OF SUCH PROVISIONS COULD EXPOSE THE SELLING MEMBER AND THE COMPANY TO LIABILITY.

DATED AS OF JULY 31, 2018

i

(continued)

4.6	Member Defaults	24
4.7	Regulatory Events	24

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS		25

5.1	Representations, Warranties and Covenants by the Members	25
5.2	Additional Representations, Warranties and Covenants	25

SECTION 6. PROFIT AND LOSS		27

6.1	Allocations of Profits and Losses	27
6.2	Limitation on Loss Allocation	27
6.3	Special Allocations	27
6.4	Tax Allocations	28

SECTION 7. DISTRIBUTIONS		28

7.1	Distributable Cash	28
7.2	Amounts Withheld	28
7.3	Limitations on Distributions	29
7.4	Characterization of Certain Distributions	29
7.5	Liquidation	29
7.6	Repayment of Member Loans	29

SECTION 8. ADDITIONAL AND SUBSTITUTE MEMBERS		29

8.1	Admission	29
8.2	Acceptance of Prior Acts	30

SECTION 9. TRANSFERS OF INTERESTS		30

9.1	Restriction on Transfers	30
9.2	Permitted Transfers	31
9.3	Right of First Offer	31
9.4	Tag-Along Rights	34
9.5	Purchase Option/Obligation	35
9.6	Rights and Obligations of Assignees and Assignors	36
9.7	Acceptance of Assignee as Substitute Member	37
9.8	Distributions and Allocations Regarding Transferred Interests	37
9.9	Section 754 Election	37

SECTION 10. EXCULPATION AND INDEMNIFICATION		37

10.1	Liability	37
10.2	Indemnity	38
10.3	Insurance	38

(continued)

SECTION 11. DISSOLUTION AND WINDING UP		38

11.1	Covenant Not to Withdraw or Cause Dissolution	38
11.2	Dissolution Events	39
11.3	Winding Up	39
11.4	Compliance with Regulations; Deficit Capital Accounts	40
11.5	Notice of Dissolution	40
11.6	Filing of Certificate of Cancellation	40
11.7	Return of Contributions Non-Recourse to Other Members	40

SECTION 12. CONFLICT OF INTEREST; COMPETITION		41

12.1	Rights of Members to Engage in Separate Activities	41
12.2	Other Self Interest	41

SECTION 13. BUY-SELL PROCEDURES		41

13.1	Buy-Sell	41

SECTION 14. GENERAL CONTRACT PROVISIONS		44

14.1	Governing Law	44
14.2	Savings Clause	44
14.3	Attorney Fees and Costs	44
14.4	Counterparts	44
14.5	Successors and Assigns	44
14.6	Notices	44
14.7	Rights and Remedies Cumulative	45
14.8	Waivers	45
14.9	Amendments	45
14.10	Entire Agreement	46
14.11	No Third Party Beneficiary	46
14.12	Further Assurances	46
14.13	Partition	46
14.14	Maintenance as a Separate Entity	46
14.15	Arbitration	46

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit b	-	Form of Member Loan Note
Exhibit C	-	Appraisal Procedures

(continued)

Schedule A	-	Description of the Property
Schedule 3.1	-	Names and Addresses of Members
Schedule 3.3	-	Initial Capital Contributions and Percentage Interests

LIMITED LIABILITY COMPANY AGREEMENT
OF

HTH DIAMOND HILLCREST LAND LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2018 (the “Effective Date”), by and between the Members hereinafter described.

SECTION 1.  DEFINITIONS

1.1                               Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“AAA” shall have the meaning set forth in Section 14.15(a)(ii).

“Acquiring Offeree Members” shall have the meaning set forth in Section 9.3(b).

“Act” shall mean the Texas Limited Liability Company Law, which is part of the TBOC, as it may be amended, modified or supplemented from time to time.

“Additional Funding Requirement” shall have the meaning set forth in Section 3.4(b).

“Additional Member(s)” shall mean a Member, other than a Substitute Member, who has acquired a Membership Interest from the Company.

“Adjusted Deficit(s)” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)                                the Capital Account shall be increased by any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next-to-the-last sentence of Regulations Section 1.704-2(g)(1) and of Regulation Section 1.704-2(i)(5); and

(b)                                the Capital Account shall be decreased by the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjustment Event” shall mean the exercise by a Contributing Member of an election pursuant to Section 3.4(b)(i), including in connection with the conversion of a Member Loan under Section 3.4(b)(ii).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  For purposes of this Agreement, “control” means the possession directly or indirectly of the power to direct the management of such Person (whether through ownership of voting securities, by contract or otherwise), and “controlled” and “controlling” shall have meanings correlative with the foregoing.

“Agreement” shall mean this Limited Liability Company Agreement as originally executed and as amended or restated from time to time.

“Appointing Party” shall have the meaning set forth in Section 4.1(d).

“Bankruptcy” shall mean, with respect to the affected party, (i) the entry of an Order for Relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of thirty (30) days after the filing of an involuntary petition under the Bankruptcy Code, an application for the appointment of a receiver for the assets of such party, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such thirty (30)-day period or (vi) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within thirty (30) days after its effective date.

“Bankruptcy Code” shall mean any chapter of the United States Bankruptcy Code (as now or in the future amended).

“BHCA” shall mean the U.S. Bank Holding Company Act of 1956, as the same may be amended from time to time.

“Bonus Capital” shall mean, with respect to any Member at any time, the amount by which the aggregate Capital Contributions (including Capital Advances treated as Capital Contributions pursuant to Section 3.4(b)(i)) made by such Member pursuant to Section 3.4 exceed such Member’s Maximum Amount.

“Book Basis” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, (a) if property is contributed to the Company, the initial Book Basis of such Property will equal its fair market value on the date of contribution, and (b) if the Capital Accounts of the Company are adjusted pursuant to Regulation Section 1.704-1(b) to reflect the fair market value of any Company assets, the Book Basis of such assets will be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Regulation.  The Book Basis of all assets will be further adjusted thereafter by depreciation or amortization as provided in Regulation Section 1.704-1(b)(2)(iv)(g).

“Business Day” shall mean any day, other than Saturday, Sunday or a day on which national banks are authorized or required to be closed in Dallas, Texas.

“Buy-Sell Deposit Amount” shall have the meaning set forth in Section 13.1(c)(iii).

“Buy-Sell Notice” shall have the meaning set forth in Section 13.1(a).

“Buy-Sell Price” shall have the meaning set forth in Section 13.1(a).

“Capital Account(s)” shall have the meaning set forth in Section 3.7.

“Capital Advance” shall have the meaning set forth in Section 3.4(b).

“Capital Call” shall mean any written notice from the Investment Committee to the Members delivered in accordance with Section 3.4(a) requesting a contribution in cash of capital to the Company, which notice must state the total amount of the contributions required to be made and the amount to be funded by each Member.

“Capital Contribution” shall mean, except as otherwise provided herein, any contribution of cash or cash equivalent for such value as the Investment Committee determines in good faith which a Member contributes to the Company as a member in accordance with, and subject to, the terms of this Agreement (excluding the amount of any Member Loan advanced by any Member).

“Certificate” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Texas, as the same may be amended or restated from time to time.

“Claimant” shall have the meaning set forth in Section 14.15(b).

“Closing Period” shall have the meaning set forth in Section 9.3(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Committee Representative” shall mean each individual appointed from time to time by any Appointing Party pursuant to Section 4.1(d), and “Committee Representatives” shall mean all of such individuals, collectively.

“Company” shall mean HTH Diamond Hillcrest Land LLC, as identified in the Certificate.

“Company Group” shall have the meaning set forth in Section 4.1(c).

“Company Loans” shall mean all loans made by Members to the Company pursuant to Section 3.6.

“Company Minimum Gain” shall mean the same as “partnership minimum gain” as set forth in Section 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Company Property” shall mean collectively, all right, title and interest of the Company in and to the Property and all other assets (real, personal, tangible or intangible) owned by the Company including, without limitation, the Company’s ownership interests in any Subsidiary and any other contract or agreement.

“Contributing Member” shall have the meaning set forth in Section 3.4(b).

“Contribution Period” shall have the meaning set forth in Section 3.4(b).

“Covered Person” shall have the meaning set forth in Section 10.1(c).

“Debtor Member” means any Member that is a borrower under a Member Loan, for so long as that Member Loan remains outstanding.

“Defaulting Member” shall have the meaning set forth in Section 9.5(a).

“Depreciation” shall mean for each Fiscal Year an amount equal to the depreciation, amortization or other cost-recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost-recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method approved by all of the Members.

“Diamond Group” shall mean an Affiliate of Gerald J. Ford, together with its successors by merger, consolidation or transfer of all or substantially all of its assets.

“Diamond Member” shall mean Diamond Ground, LLC, a Texas limited liability company, together with its permitted successors and assigns.

“Dilution Factor” shall mean one and one-half (1.5).

“Disposition Transaction” shall have the meaning set forth in Section 9.3.

“Dissociated Member” shall mean a Member which is the subject of a Bankruptcy, or with respect to which any other event occurs which under the Act causes such Member to cease to be a Member of the Company.

“Dissolution Event(s)” shall mean any of the events identified in Section 11.2.

“Distributable Cash” for any period shall mean the sum of: (i) (X) the gross cash proceeds from the Company from operations less (Y) the portion thereof used to pay all Company expenses and debt service payments (other than Company Loans), to establish or maintain a reserve for payment of anticipated expenses, the amount of which reserve shall be determined by the  Investment Committee in its discretion, and for capital improvements, replacements, and contingencies as determined by the  Investment Committee in its discretion plus (ii) the net cash proceeds received by the Company, after payment of, or provision for, all Company debts (other than Company Loans), obligations and reserves required or incurred or established, as determined by the  Investment Committee in its discretion in connection with, the receipt by the Company of such proceeds, and all expenses incurred by the Company in connection with the transaction giving rise to such proceeds, including, without limitation, from any of the following events: (A) any sale or other disposition of all or any part of the Company Property, (B) any loan secured by all or any part of the assets of the Company, (C) the refinancing of Company Indebtedness, (D) the condemnation of all or any part of the Company Property, or (E) any unapplied insurance recovery relating to the Company Property.  Distributable Cash shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established as described above.  Furthermore, except as otherwise approved in writing by all of the Members or in connection with a final liquidating distribution, Distributable Cash shall not include Capital Contributions made by the Members.

“Economic Rights” shall mean a Member’s rights to allocations and distributions, if any, pursuant to the Act, the Certificate and this Agreement, but shall not include any Management Rights.

“Effective Date” shall have the meaning set forth in the Preamble.

“Encumber” or “Encumbrance” shall mean, as a noun, any voluntary or involuntary lien or encumbrance on a Member’s interest, including without limitation, judicial attachments, judgment liens, any liens arising out of a decree, order or judgment of any court, any lien arising in connection with taxes claimed due by any governmental unit, and any lien arising under federal or state bankruptcy laws, and as a verb, the act or voluntarily or involuntarily encumbering or permitting any such lien or encumbrance.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

“Fiscal Year(s)” shall mean the fiscal year of the Company and shall be the same as its taxable year, which shall be the period beginning on January 1 of a given year (other than the year of formation of the Company, for which the beginning shall be on the date of such formation) and ending on December 31, unless otherwise required by the Code.  Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“Funded Amount” shall have the meaning set forth in Section 3.4(a)(ii).

“Funding Member” shall have the meaning set forth in Section 3.4(a)(ii).

“Funder Funded Amount” shall have the meaning set forth in Section 3.4(a)(ii).

“HTH Group” shall mean Hilltop Holdings, Inc., a Maryland corporation, together with its successors by merger, consolidation or transfer of all or substantially all of its assets.

“HTH Member” shall mean Hilltop Investments I LLC, a Delaware limited liability company, together with its permitted successors and assigns.

“Guaranty” means any guaranty, indemnity or other assurance of payment, directly or indirectly, provided by any Person in any manner or form by virtue of which such Person becomes primarily, secondarily, contingently or otherwise liable for another Person’s obligations, including by acting as an account party on, or becoming obligated to reimburse amounts drawn under, any letter of credit obtained for such other Person.

“Indebtedness” shall include with respect to any Person (i) all indebtedness (whether secured or unsecured) of such Person for borrowed money or for the deferred purchase price of property, goods or services, including reimbursement, and all other obligations contingent or otherwise of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and hedges and other derivative contracts and financial instruments, (ii) all obligations of such Person evidenced by notes, bonds, derivatives, loan agreements, reimbursement agreements or similar instruments (including senior, mezzanine and junior borrowings, which may provide the lender with a participation in profits), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations of such Person, (v) all indebtedness referred to in clause (i), (ii), (iii), or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (vi) all Indebtedness of others guaranteed by such Person or for which such Person has otherwise assumed responsibility on, before or after the date such Indebtedness is incurred.

“Indemnified Losses” shall have the meaning set forth in Section 10.2(a).

“Indemnified Person” shall have the meaning set forth in Section 10.2(a).

“Initial Contribution Amount” shall mean, with respect to each Member, the aggregate amount to be contributed to the Company by such Initial Member pursuant to Section 3.3.

“Initial Member(s)” shall mean the HTH Member and the Diamond Member.

“Lender Member” means any Member that has made a Member Loan, for as long as that Member Loan remains outstanding.

“Liquidating Trustee” shall have the meaning set forth in Section 11.3(a).

“List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, and/or on any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation.

“Loan Guaranty” means any Guaranty approved by the Members and provided under, in respect of or in connection with, any Indebtedness of the Company or any Subsidiary, including, without limitation, any Guaranty provided in respect of principal, interest, taxes, the environment, “bad boy” non-recourse carveouts or obligations of the Company or any Subsidiary in connection with any Indebtedness of the Company or any Subsidiary.

“Management Right(s)” shall mean the right of a Member to participate in the management of the Company pursuant to the terms of this Agreement, including the rights to information and to participate in approvals of the Members and the rights of any Member to appoint Committee Representatives pursuant to the terms hereof.

“Maximum Amount” shall mean, with respect to any Member at any time, an amount equal to the total Capital Contributions which are required to have been made by such Member at that time in connection with all Capital Calls made by the Investment Committee pursuant to Section 3.4(a).

“Members” or “Member” shall mean each of the Persons who executes a counterpart of this Agreement as an Initial Member and each of the Persons who may hereafter become an Additional Member or a Substitute Member.

“Member Loan” shall have the meaning set forth in Section 3.4(b)(ii).

“Member Loan Rate” shall mean a rate of interest equal to 15% per annum, compounded monthly; provided, however, that in no event shall the rate of interest exceed the maximum rate of interest permitted by applicable law.

“Member Non-Recourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations for “partner nonrecourse debt.”

“Member Non-Recourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Non-Recourse Deductions” shall have the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations for “partner nonrecourse deductions.”

“Membership Interest(s)” shall have the meaning set forth in Section 3.2.

“Necessary Expenditures” shall mean all costs, expenditures or amounts that are necessary or advisable, in the good faith opinion of the Investment Committee, to preserve, protect or maintain the interest of the Company or any of its Subsidiaries in the Property or any other assets of the Company or any of its Subsidiaries, including, without limitation, (i)  costs of restoring the Property after a casualty or condemnation thereof, (ii) any amounts required to be expended by the Company or any of its Subsidiaries in order to comply with legal requirements or with any contractual obligations of the Company or any of its Subsidiaries, (iii) payments due in respect of any Indebtedness of the Company or any of its Subsidiaries, (iv) any amounts required to pay any uncontrollable expenses, including any real estate taxes, operating deficits, insurance premiums, utility costs, marketing costs, fees payable under any property management agreement, leasing agreement and/or any sales agency agreement, and (v) any amounts required to reimburse a Member (or its Affiliate) for amounts funded by such Member (or its Affiliate) in respect of any Loan Guaranty.

“Non-Contributing Member” shall have the meaning set forth in Section 3.4(b).

“Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Offer Notice” shall have the meaning set forth in Section 9.3(a).

“Offer Notice Parameters” shall have the meaning set forth in Section 9.3(a).

“Offer Parameters Disposition Transaction” shall have the meaning set forth in Section 9.3(c).

“Offeree Member” shall have the meaning set forth in Section 9.3(a).

“Offering Member” shall have the meaning set forth in Section 9.3(a).

“Percentage Interests” shall mean, with respect to each Member, an amount equal to a fraction, the numerator of which is the aggregate amount of Capital Contributions then or theretofore made or deemed made to the Company by such Member, and the denominator of which is the aggregate amount of Capital Contributions then or theretofore made or deemed made to the Company by all of the Members, as the same may be adjusted from time to time pursuant to the terms of this Agreement.  Following the initial Capital Contributions of the Members pursuant to Section 3.3, the initial Percentage Interests for each Member shall be as set forth in Schedule 3.3.

“Permitted Transfer” shall mean any Transfer described in Section 9.2.

“Permitted Transferee” shall mean (i) a general or limited partnership, corporation or limited liability company that is an affiliate of the HTH Group or Diamond Group, as applicable; (ii) a trust of which the beneficiaries are members of the immediate family of Gerald J. Ford and (iii) any Person 100% owned by one or more of the Persons described in clauses (i) and (ii) of this definition.

“Person(s)” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.

“Profit(s)” and “Loss(es)” shall mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(a)                                any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this paragraph shall be added to such taxable income or loss;

(b)                                any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this paragraph shall be subtracted from such taxable income or loss;

(c)                                 gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Book Basis;

(d)                                in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition thereof; and

(e)                                 Profits and Losses of the Company shall be computed without regard to the amount of any items of gross income, gain, loss or deduction that are specially allocated pursuant to Section 6.3.

“Property” shall have mean that certain real property described on Schedule A hereto.

“Proposed Purchaser” shall mean any Person to which the Member desires to sell all or any part of its Membership Interest that is not a Permitted Transferee.

“Proposed Price” shall have the meaning set forth in Section 9.3(a).

“Proposed Terms” shall have the meaning set forth in Section 9.3(a).

“Purchase Agreement” shall mean that certain Purchase and Sale Agreement relating to the Property.

“Purchase Notice” shall have the meaning set forth in Section 9.5(a).

“Purchase Price” shall have the meaning set forth in Section 9.5(b).

“Regulations” shall mean temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Regulatory Authorities” means the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and any other banking authority in the United States, the Commodity Futures Trading Commission and the Securities and Exchange Commission.

“Regulatory Event” means (i) such time as the HTH Member or its Affiliates lease less than 20% of the aggregate rentable square footage in the building to be constructed on the Property or (ii) a violation of the Volcker Rule in the written opinion of legal counsel.

“Regulatory Event Notice” has the meaning ascribed to it in Section 4.7(a).

“Reimbursable Amount” shall have the meaning set forth in Section 3.4(a)(ii).

“Reimbursement Percentage” shall mean, with respect to any Member:

(i)                                     with respect to any liability under a Loan Guaranty caused solely by an action of such Member, 100%;

(ii)                                  with respect to any liability under a Loan Guaranty caused by an action (a) to which such Member consented, (b) in which such Member participated, (c) of which such Member was notified in advance but failed to object or (d) that is not attributable to the action of a particular Member (e.g. an environmental condition), such Member’s Percentage Interest; and

(iii)                               with respect to any liability directly attributable to an action of the Member (a) to which such Member did not consent, (b) in which such Member did not participate and (c) of which such Member had no advance knowledge (or if such Member did have advance knowledge, to which such Member objected in writing), 0%.

“Reply Notice” shall have the meaning set forth in Section 13.1(b).

“Required Committee Approval” shall mean the affirmative vote of over a majority of the Committee Representatives.

“Required Reimbursement Amount” shall have the meaning set forth in Section 3.4(a)(ii).

“Responding Member” shall have the meaning set forth in Section 13.1(a).

“Response Notice” shall have the meaning set forth in Section 9.3(b).

“Response Period” shall have the meaning set forth in Section 9.3(b).

“ROFO Percentage” shall have the meaning set forth in Section 9.3(b).

“Sale Period” shall have the meaning set forth in Section 9.3(c).

“Default” shall mean (i) if there is any Bankruptcy of the Member, (ii) if the Member fails to make any payment required by Section 3.4(a)(ii) or (iii) if the Member defaults under Section 13.1.

“Stated Amount” shall have the meaning set forth in Section 13.1(a).

“Subsidiaries” means any subsidiary that may be formed by the Company in accordance with this Agreement, each of which shall be wholly owned by the Company, including, for the avoidance of doubt, Property Owner.  “Subsidiary” means any one of the foregoing.

“Subject Interest” shall have the meaning set forth in Section 9.3.

“Substitute Member” shall mean an Assignee who has been admitted to all of the rights of membership in the Company.

“Tag-Along Interest” shall have the meaning set forth in Section 9.4(a).

“Tag-Along Notice” shall have the meaning set forth in Section 9.4(a).

“Tag-Along Price” shall have the meaning set forth in Section 9.4(b).

“Tax Matters Partner” shall mean the Person appointed pursuant to Section 4.4.

“TBOC” shall mean the Texas Business Organization Code, as amended, supplemented or modified from time to time.

“Transfer” shall mean, as a noun, any voluntary or involuntary transfer, sale, assignment, substitution, exchange or other disposition whether by operation of law or otherwise and, as a verb, to, voluntarily or involuntary, transfer, sell, assign, substitute, exchange or dispose of, whether by operation of law or otherwise.

“Triggering Member” shall have the meaning set forth in Section 13.1(a).

“Total Distributions” shall mean, at any time, the total amount of Distributable Cash distributed or deemed distributed to all of the Members pursuant to Section 7.1, but excluding, for the avoidance of doubt, any amount distributed to the Members in respect of Company Loans.

“Unadjusted Member” shall mean, at any time adjustments are made to Percentage Interests pursuant to Section 3.5(a), any Member which has (x) contributed to the Company the entire amount of such Member’s Maximum Amount, and (y) has not made Capital Contributions to the Company which constitute Bonus Capital.

“Unfunded Amount” shall have the meaning set forth in Section 3.4(a).

“Volcker Rule” means Section 13 of the United States Bank Holding Company Act of 1956, as amended (as added by Section 619 of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), or any successor statute.

1.2                               Rules of Construction.  (a)  References to numbered or lettered sections and subsections refer to sections and subsections of this Agreement unless otherwise expressly stated.  The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement, including all exhibits and schedules hereto and all amendments and supplements hereto, unless the context shall clearly indicate or require otherwise.  Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.  Any reference to statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.  Unless expressly stated otherwise, the word “including” in this Agreement shall be deemed to be followed by the words “without limitation.”

(b)                                 This Agreement is not subject to the principle of construing its meaning against the party that drafted it.  The parties agree that there shall be a conclusive presumption that the Agreement was drafted by each party to an equal degree, and each Member acknowledges that it was represented by its own counsel in connection with its negotiation and drafting.  Wherever in this Agreement a Member is permitted or required to make a decision or determination or take an action in its “discretion” or its “judgment,” that means such Member may take that decision in its “sole discretion” or “sole judgment” unless otherwise specifically provided herein.  Wherever in this Agreement a Member is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member is entitled to consider, favor and further only such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any interest of the Company or the other Members.

Wherever in this Agreement a Member is to act in its “discretion”, “in good faith” or under another express standard, such Member may act under that express standard and is not, and will not be, subject to any other or different standard arising from this Agreement or any other agreement contemplated herein or by relevant provision of law or in equity or otherwise.

SECTION 2.  THE LIMITED LIABILITY COMPANY

2.1                               Formation.  The name of the Company is set forth on the cover page of this Agreement.  The execution and filing of the Certificate on June 25, 2018 created the Company under the Act.  The Company has been organized upon the terms and conditions set forth in this Agreement and pursuant to the Act.  The rights and obligations of the Company and its Members shall be as provided in the Act except as otherwise expressly provided in this Agreement.

2.2                               Purpose.  The purpose of the Company is to enter into the Purchase Agreement and to acquire, own, operate, manage, lease, maintain, finance, market, sell and otherwise deal with the Property.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  In connection therewith, the Company may acquire, own, hold, manage, finance, mortgage, pledge, lease and assign any assets, enter into such acquisition agreements, leases, assignments, financing agreements, security agreements and other instruments and agreements of any kind, enter into partnerships, limited partnerships, limited liability companies and joint ventures, and do any and all other acts and things that may be necessary or useful for the conduct of its business or the winding up thereof.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Texas.

2.3                               No Partnership Intended for Nontax Purposes.  Except for purposes of the Code, the Members do not intend by execution of this Agreement to be, as among themselves, partners or any other venture or Person other than a limited liability company.  Notwithstanding the foregoing, the Members and the Company shall elect to be taxed as a partnership under applicable federal, state and local tax laws and regulations.

2.4                               Term.  The Company commenced on the filing of the Certificate and shall continue in existence until the winding up and liquidation of the Company and its business following a Dissolution Event.

2.5                               Registered Office and Agent.  The registered office of the Company shall be located in the State of Texas at the location designated in the Certificate or at such other location as may be approved from time to time by an Officer upon the filing of any notices required by law.  The initial registered agent shall be the Person designated in the Certificate.  The registered agent shall have a business office identical with such registered office.

2.6                               Defects as to Formalities.  A failure to observe any formalities or requirements of this Agreement, the Certificate or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

2.7                               Title to Property.  All Company Property shall be owned, directly or indirectly, by the Company and no Member shall have any ownership interest in Company Property in a Member’s individual name or right.

2.8                               Principal Office.  The initial principal office of the Company in the United States shall be at c/o Hilltop Holdings Inc., 2323 Victory Avenue, Suite 1400, Dallas, Texas 75219 or at such other place as may be approved from time to time by an Officer, which need not be in the State of Texas.

2.9                               Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than the State of Texas, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the character of its business requires it to be qualified.  An Officer shall execute, acknowledge, swear to, and deliver all certificates and other instruments that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in each jurisdiction in which the character of its business requires it to be qualified.

2.10                        Subsidiaries.  The Company may form, directly or indirectly, one or more Subsidiaries to hold title to all or part of any Company Property.  Any and all references herein to the Company or any Member causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or such Member causing the Company to cause), in its capacity as a direct or indirect partner, member or stockholder of such Subsidiaries, such action to be taken for and on behalf of such Subsidiary.

SECTION 3.  NAMES, ADDRESSES, MEMBERSHIP
INTERESTS, AND CAPITAL CONTRIBUTIONS OF MEMBERS

3.1                               Names and Addresses.  The name and address of each Initial Member are set forth in Schedule 3.1.

3.2                               Membership Interests.  The “Membership Interest” of a Member is all of the Member’s rights and interests under this Agreement and all other rights and interests of a member of a limited liability company as set forth in the Act (subject to the terms of this Agreement), including the Member’s right to receive distributions under Section 7.1 and the Member’s Management Rights.

3.3                               Initial Capital Contributions.  As of the Effective Date, the Members have funded Capital Contributions to the Company in the amounts set forth on Schedule 3.3 attached hereto.

3.4                               Additional Funding Requirement.

(a)                                 (i)  The Members shall have the sole and exclusive right to make Capital Calls in accordance with this Section 3.4(a).  The Members may, at any time or times, require all of the Members to make additional cash capital contributions to the Company that the Members determine, in good faith, are necessary to fund any Necessary Expenditure in excess of available, unrestricted cash and to pay such Necessary Expenditure with the proceeds of such Capital Call.  The Investment Committee shall notify all the Members in writing (which, for the avoidance of doubt, may be via e-mail) of any Capital Calls made pursuant to this Section 3.4(a).

(ii)                                  If any Member (or an Affiliate thereof) (“Funding Member”) funds any amounts (such amounts, the “Funded Amount”) under any Loan Guaranty, the Funding Member may give written notice of the funding of such Funded Amount and each of the other Members shall, within five (5) Business Days after its receipt of such notice, reimburse such Funding Member an amount equal to (x) such Funded Amount (together with any interest that has accrued thereon at the Member Loan Rate from the date of such notice) (the “Reimbursable Amount”) multiplied by (y) such Member’s Reimbursement Percentage (the “Required Reimbursement Amount”). If any Member timely reimburses the Funding Member the Required Reimbursement Amount as provided in the immediately preceding sentence, (i) the Member shall be deemed to have made a Capital Contribution in an amount equal to (x) the Reimbursable Amount multiplied by (y) the Member’s Percentage Interest (each, a “Funder Funded Amount”) and (ii) such Member shall be deemed to have made a Capital Contribution in an amount equal to the Required Reimbursement Amount.  If any Member does not timely reimburse the Required Reimbursement Amount to the Funding Member (such amount not reimbursed, the “Unfunded Amount”) in accordance with the first sentence of this paragraph, then, for all purposes of this Agreement, (i) the Company shall be deemed to have made a Capital Call in the amount of the Reimbursable Amount, (ii) the Funding Member shall be deemed to have contributed capital to the Company pursuant to such Capital Call in an amount equal to the Funding Member’s Funded Amount, (iii) the Funding Member shall be deemed a Contributing Member with respect to such Capital Call and shall be deemed to have funded a Capital Advance equal to the Unfunded Amount, (iv) each Member that failed to reimburse the Unfunded Amount shall be deemed a Non-Contributing Member with respect to such Capital Call, and (v) the provisions of Section 3.4(b) shall apply to such deemed Capital Contributions and Capital Advance.

(b)                                 Each Member’s pro rata share (based on its Percentage Interests) of a Capital Call is referred to herein as an “Additional Funding Requirement.”  Each Member shall fund its Additional Funding Requirement of any such Capital Call within five (5) Business Days of receipt of notice therefor from the Investment Committee (the “Contribution Period”).  If any Member (each, a “Non-Contributing Member”) refuses or fails to make all or any portion of an Additional Funding Requirement on or prior to the expiration of the Contribution Period therefor (as such period may be extended in accordance with the preceding sentence), then such refusal or failure shall constitute a default by the Non-Contributing Member, and (A) if any Member shall be a Non-Contributing Member, then each of the other Members (each a “Contributing Member”), provided such Contributing Member shall have made its corresponding Additional Funding Requirement, and subject to the succeeding provisions of this Section 3.4(b), within five (5) Business Days after the expiration of the relevant Contribution Period, may advance all or a portion of a Non-Contributing Member’s unpaid Additional Funding Requirement to the Company (a “Capital Advance”).  If more than one Member desires to be a Contributing Member with respect to another Member’s failure to timely fund its Additional Funding Requirement, each such Member (provided the Contributing Member shall have made its corresponding Additional Funding Requirement) shall have the right to fund a portion of such Capital Advance pro rata in proportion to the relative Percentage Interests of such Contributing Members.  In the event a Contributing Member makes a Capital Advance pursuant to this Section 3.4(b), then such Contributing Member may irrevocably elect either of the following:

(i)                                     to treat the amount of the Capital Advance paid by such Contributing Member as a Capital Contribution by that Contributing Member, with the corresponding dilution of the Non-Contributing Member provided for in Section 3.5; or

(ii)                                  to treat the entire amount funded by such Contributing Member attributable to such Contributing Member’s Additional Funding Requirement as a loan by such Contributing Member to the Non-Contributing Member (a “Member Loan”), which Member Loan shall (i) be treated as a demand loan made by the Contributing Member to the Non-Contributing Member and (ii) bear interest at the Member Loan Rate.  Any Member Loan will be recourse only to the Non-Contributing Member’s Interest and must be repaid directly by the Company on behalf of the Non-Contributing Member as set forth in Section 7.6.  Funds used to repay a Member Loan must be applied first to interest and then to principal.  At any time before full repayment of any Member Loan, the Lender Member may elect, in its sole discretion, to terminate that Member Loan and have the Non-Contributing Member’s Percentage Interest diluted as set forth in Section 3.5, with the entire outstanding principal treated as the amount of the Bonus Capital and the Capital Accounts of the Contributing and Non-Contributing Members adjusted as provided in Section 3.5.  Each Member Loan may, at the election of the Lender Member, be evidenced by a promissory note in the form of Exhibit B, and that Lender Member is hereby granted an irrevocable power of attorney, coupled with an interest, to execute and deliver on behalf and in the name of the Debtor Member that promissory note and such Uniform Commercial Code financing and continuation statements and other security instruments reasonably requested by such Lender Member, as may be necessary to perfect and continue the security interest in favor of such Lender Member until such Member Loan is paid in full or converted as described below.  The failure of a Lender Member or Debtor Member to execute the promissory note will not invalidate or otherwise affect the enforceability of, or amounts owing under, any Member Loan.

(c)                                  An election by a Contributing Member pursuant to Section 3.4(b) to treat a Capital Advance (x) as a Capital Contribution by such Contributing Member with the corresponding dilution set forth in Section 3.5, as provided in Section 3.4(b)(i), or (y) as a Member Loan as provided in Section 3.4(b)(ii), shall in each case be made by the Contributing Member concurrently with the funding of such Capital Advance, by notice to the Non-Contributing Member and the Company.  If a Contributing Member fails to provide notice to the Non-Contributing Member and the Company in accordance with this Section 3.4(c), such Contributing Member shall be deemed to have elected to treat its Capital Advance together with the amount funded by such Contributing Member with respect to the relevant Additional Funding Requirement as a Member Loan as provided in Section 3.4(b)(ii).  In the event more than one Member is a Contributing Member, then each Member shall be required to make the same election pursuant to Section 3.4(b).

3.5                               Adjustments to Percentage Interests.

(a)                                 Upon the occurrence of an Adjustment Event, the Percentage Interests of the Members shall be adjusted as follows:  (A) the Percentage Interest of each Contributing Member shall be adjusted so that it is equal to a fraction, the numerator of which is the sum of (x) such Member’s Initial Contribution Amount, plus (y) any additional Capital Contributions then or theretofore made or deemed made by such Contributing Member (including any Capital Advance made by such Contributing Member pursuant to an election as provided in Section 3.4(b)(i) up to (and not in excess of) such Member’s Maximum Amount, plus (z) the product of (1) the Dilution Factor, multiplied by (2) such Contributing Member’s Bonus Capital, and the denominator of which is the aggregate amount of all Capital Contributions then or theretofore made or deemed made to the Company by all of the Members (including any Capital Advances made by the Members pursuant to an election as provided in Section 3.4(b)(i)), (B) the Percentage Interest of each Unadjusted Member shall remain unchanged (that is, each Unadjusted Member’s Percentage Interest is neither increased nor decreased) and (C) the Percentage Interest of each Non-Contributing Member shall be equal to such Non-Contributing Member’s pro rata portion (based on the relative Percentage Interests of all of the Non-Contributing Members) of the difference between (x) 100% and (y) the sum of (1) the aggregate Percentage Interests of all of the Contributing Members and (2) the aggregate Percentage Interests of all of the Unadjusted Members, in each case after giving effect to the provisions of this Section 3.5(a).

(b)                                 If a Member’s Percentage Interest shall be reduced below 0.1% as a result of the operation of Section 3.5(a), then such Non-Contributing Member shall have no further right, title or interest in the Company and shall, upon the request of the Contributing Members, execute and deliver to the Contributing Members such documents of transfer and assignment, and such other instruments, as the Contributing Members shall reasonably request, to confirm that such Non-Contributing Member has no further right, title or interest in or to the Company, as a Member, manager or otherwise.  Each Non-Contributing Member hereby grants to each Contributing Member an irrevocable power of attorney, coupled with an interest, to execute and deliver the documents of transfer and assignment and such other instruments referred to in the immediately preceding sentence.  The Members hereby acknowledge to one another that because of the difficulty in calculating the damage that may result from the failure of a Member to fund its share of an Additional Funding Requirement the remedies set forth in this Section 3.5 have been approved by the Members as fair and reasonable.

(c)                                  For so long as no Member has made Capital Contributions to the Company in excess of such Member’s Maximum Amount, the Percentage Interest of each Member shall be equal to a fraction, the numerator of which is the aggregate amount of Capital Contributions then or theretofore made or deemed made to the Company by such Member, and the denominator of which is the aggregate amount of Capital Contributions then or theretofore made or deemed made to the Company by all of the Members.

3.6                               Company Loans.  Except as otherwise expressly provided in this Agreement, no Member may make any contributions of capital or otherwise advance funds to the Company without the prior written consent of all Members.

3.7                               Establishment of Capital Accounts.  A capital account shall be established for each Member (a “Capital Account”) in the initial amount of that portion of such Member’s Capital Contribution which has been fully paid.  Capital Accounts shall be determined and maintained in accordance with Regulations Section 1.704-1(b)(2)(iv).  A Member’s Capital Account shall:

(a)                                 be increased by:

(i)                                     the amount of money contributed by the Member to the Company;

(ii)                                  the fair market value of property (other than money) contributed by, or on behalf of, the Member to the Company determined as of the date of such contribution;

(iii)                               allocations to the Member of Profits (or items thereof); and

(iv)                              the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

(b)                                 and decreased by:

(i)                                     the amount of money distributed to or withdrawn by the Member;

(ii)                                  the Book Basis of property (other than money) distributed to the Member by the Company determined as of the date of such distribution;

(iii)                               allocations of Company Losses (or items thereof); and

(iv)                              the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(c)                                  The Capital Account of each Member also shall be adjusted appropriately to reflect any other adjustment required pursuant to Regulation Section 1.704-1 or 1.704-2, including, without limitation, the requirements set forth in Regulation Sections 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(2)(iv)(m).

(d)                                 In the event a Member fails to make a Capital Contribution and pursuant to Section 3.4(b) another Member makes such contributions then the Capital Account balances of such Members shall be adjusted so that the Capital Account balances immediately after such adjustment (after taking into account all allocations of Profit and Loss and other items through the date of the adjustment as deemed appropriate by the Members) are equal as closely as possible to their respective Target Capital Accounts, after giving effect to the adjustments to the amounts distributable resulting from changes to the Percentage Interests and Capital Contributions made by the Members.  For purposes of the preceding Target Capital Account means, with respect to any Member, as of any date, an amount equal to the hypothetical distribution such Member would receive with respect to its equity interests in the Company if all assets of the Company, including cash, were sold for cash equal to their Gross Asset Value, all liabilities of the Company were satisfied (limited, with respect to nonrecourse liabilities to the Book Basis of the assets securing such liabilities) and the remaining proceeds were distributed pursuant to Section 7.1.

3.8                               Transfers of Interests in the Company.  Upon the Transfer of all or a part of an interest in the Company, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee, and tax items for the Company taxable year of the Transfer shall be allocated between the transferor and the transferee in accordance with Section 9.8.

3.9                               Capital of the Company.  Except as otherwise provided herein, no Member shall be entitled to withdraw or receive any interest or (except as otherwise expressly provided herein) other return on, or return of, all or any part of its Capital Contribution, or to receive any Company Property (other than cash) in return for its Capital Contribution.

3.10                        Limited Liability of Members.  No Member will be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company or any of its Subsidiaries, whether arising in contract, tort or otherwise.  The provisions of Section 3.4 of this Agreement are intended solely to benefit the Members, and no Member has any obligation to any creditor of the Company or any of its Subsidiaries to make any Capital Contributions to the Company or any of its Subsidiaries.

3.11                        Guaranties.  If one or more Members, but not all of the Members (or an Affiliate thereof) provides a Loan Guaranty that is in the nature of a payment guaranty (i.e. is not only an environmental indemnity or non-recourse carve-out guaranty), the Company shall pay to such Member a market-rate fee (to be agreed by the Members at the time any such Loan Guaranty is provided) for providing such Loan Guaranty, which fee shall be based on the guaranteed amount.  For the avoidance of doubt, nothing herein shall obligate a Member of any Affiliate thereof to provide any Loan Guaranty.

SECTION 4.  MANAGEMENT

4.1                               Management by the Investment Committee.

(a)                                 Except as otherwise expressly provided in this Agreement, the management and control of the business and affairs of the Company shall be vested in the Investment Committee.  A member of the Investment Committee is hereby authorized to execute and deliver on behalf of the Company any and all documents, contracts, certificates, agreements and instruments, and to take any action and to do anything and everything such member of the Investment Committee deems reasonably necessary or appropriate for and on behalf of the Company or any of its Subsidiaries in accordance with the provisions of this Agreement and applicable law to consummate the Purchase Agreement and effect the Ground Lease.

(b)                                 A committee consisting of the Committee Representatives (the “Investment Committee”) is hereby established and is granted the sole and exclusive right, power and authority to (i) make, approve or disapprove all Investment Committee Decisions on behalf of the Company and its Subsidiaries, and (ii) cause the Company and its Subsidiaries to effect decisions and determinations made by the Investment Committee (and designate authorized signatories of the Company or any Subsidiary to execute and deliver on behalf of the Company or any Subsidiary any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Investment Committee deems necessary or appropriate relating to Investment Committee Decisions).  None of the Members shall have authority to do (or to cause the Company to cause any of its Subsidiaries to do) or permit any of the Investment Committee Decisions (with respect to the Company or any of its Subsidiaries), or bind the Company (or any of its Subsidiaries or cause the Company to bind any of its Subsidiaries) as to any of the Investment Committee Decisions without first obtaining the approval of the Investment Committee, except to the extent otherwise expressly permitted herein.

(c)                                  The “Investment Committee Decisions” shall mean any matter set forth in this Agreement that is specifically reserved to the discretion of the Investment Committee and each of the following decisions with respect to the Company or any of its Subsidiaries (collectively, the “Company Group”),:

(i)                                     any sale, participation, exchange, mortgage or other encumbrance, pledge or other transfer or disposition of all or any portion of the Company Property (excluding space leases of portions of the Property), including, without limitation, all or any portion of any of Property and any equity interests held by any member of the Company Group, or entering into any contract or agreement to do so;

(ii)                                  organizing or forming any Subsidiary of any member of the Company Group;

(iii)                               the merger, combination, consolidation or other reorganization of any member of the Company Group with or into another Entity;

(iv)                              the exercise or waiver of any rights of the Company under the  Purchase Agreement, Ground Lease or the execution or delivery of any of the documents or notices required to be executed or delivered thereunder;

(v)                                 the incurrence of any material expense;

(vi)                              the entry into, amendment or modification of any contract or other arrangement between any member of the Company Group and a Member or any Affiliate of a Member;

(vii)                           borrowing money or incurring Indebtedness on behalf of the Company or any of its Subsidiaries, or any refinancing thereof, or amending or modifying the terms and conditions of any loan in any material respect, or voluntarily prepaying any such financing or the intentional taking of any action or any intentional omission that would constitute an event of default under any loan agreement to which the Company or any of its Subsidiaries is a party;

(viii)                        (A) adjusting, settling, compromising or disposing any claim (including any condemnation action), regulatory proceeding or arbitration, or obligation, debt, demand, suit or judgment against or involving the Company or any of its Subsidiaries or any Company Property or any group of claims arising out of the same or related facts and circumstances involving more than $50,000, except for claims for which the Company or any of its Subsidiaries or a Company Property has full insurance coverage, without regard to the amount of deductibles or self-insured retentions which are equal to or less than $50,000, (B) becoming a plaintiff in any litigation or otherwise filing or initiating any suit for or on behalf of the Company or any of its Subsidiaries, except for litigation commenced by any insurer of the Company or any of its Subsidiaries pursuant to the policy or policies of insurance issued by such insurer, or (C) settling on behalf of the Company or any of its Subsidiaries any claim for payment of insurance in excess of $50,000 or for payment of awards or damages arising out of the exercise of eminent domain by any public or governmental authority in excess of $50,000; and

(ix)                              approving, executing, modifying, amending or terminating any property management agreement, management agreement or asset management agreement or any other leasing, sales agency or brokerage agreement or marketing agreement with respect to the Property; provided, however, that the consent of all of the Members shall be required for any material changes to the economic terms of an Asset Management Agreement to which an Affiliate of the Member is a party;

(x)                                 approving any insurance program for the Company or any of its Subsidiaries or the Property;

(xi)                              making or agreeing to any changes to the zoning of the Property or approve the terms and provisions of any restrictive covenant or easement affecting the Property or any portion thereof;

(xii)                           converting the Property into multiple condominium units;

(xiii)                        except to the extent required under the terms of any instrument of Indebtedness secured by the Property, deciding whether to repair or rebuild in the case of any casualty affecting the improvement located at the Property;

(xiv)                       entering into any lease of space at the Property in excess of twenty thousand (20,000) square feet or entering into any amendment, renegotiation, modification, supplement or extension of any lease that materially impairs any substantive right of the Company or any of its Subsidiaries thereunder or reduces the rents payable thereunder;

(xv)                          the acquisition by the Company of any material real property other than the Property;

(xvi)                       taking any act, including, without limitation, making any distribution, in contravention of this Agreement;

(xvii)                    lending any funds of the Company;

(xviii)                 altering the amount of any Member Loan;

(xix)                       causing the Company to employ any employees of the Company;

(xx)                          admitting any additional Member (other than in accordance with this Agreement);

(xxi)                       authorization of Indebtedness requiring (or the Company’s agreement to indemnify any guarantor of) any Guaranty of principal or interest of any Indebtedness of the Company or any Subsidiary; and

(xxii)                    changing the fundamental business purpose of the Company.

(xxiii)                 making any Capital Calls;

(xxiv)                establishing bank accounts on behalf of the Company or its Subsidiaries;

(xxv)                   subject to Section 7 hereof, setting the timing and amount of distributions of Distributable Cash, and establishing reserves in good faith by the Investment Committee for the ultimate discharge of contingent, unliquidated or unforeseen liabilities or obligations of the Company;

(xxvi)                making or revoking any tax election or making any material tax decision by or on behalf of the Company or any of its Subsidiaries, filing any tax return or tax report on behalf of the Company or any of its Subsidiaries, or adopting significant accounting policies or selecting and employing the independent auditors of the Company or any of its Subsidiaries;

(xxvii)             taking any action in respect of environmental matters involving the Company or any of its Subsidiaries or any Company Property, including any environmental matters involving the Property; and

(xxviii)          filing, or consenting to the filing of, on behalf of the Company or any of its Subsidiaries, a petition or other similar action in any Bankruptcy or other similar proceeding under any present or future federal, state, local or other law and making any decisions on behalf of the Company or any such Subsidiaries in any such proceeding, and making any decisions on behalf of the Company or any of its Subsidiaries with respect to any Bankruptcy or other similar proceeding under any present or future federal, state, local or other law involving any other Person.

(d)                                 The Investment Committee shall at all times consist of four (4) Committee Representatives, two of whom shall be appointed by the HTH Member and two of whom shall be appointed by the Diamond Member; provided, however, that if both of the Committee Representatives appointed by the HTH Member or the Diamond Member (the “Appointing Party”) are deemed to have resigned pursuant to Section 11.3(b), Section 13.1(d)(ii) or Section 13.1(d)(iii), then such Committee Representatives may not be replaced and the Investment Committee shall thereafter only consist of two (2) Committee Representatives, each of whom shall be appointed by the other Appointing Party.  Each Appointing Party may appoint an alternate for any Committee Representative appointed by it to the Investment Committee, who shall have all the powers of a given Committee Representative in his absence or inability to serve.  Each Appointing Party shall have the power to remove any Committee Representative or alternative Committee Representative of the Investment Committee appointed by it by delivering written notice of such removal to the Company and to the other Appointing Party.  Subject to the first sentence of this Section 4.1(d), vacancies on the Investment Committee shall be filled by the Appointing Party that appointed the Committee Representative previously holding the position which is then vacant.

(e)                                  The Committee Representatives effective as of the date hereof shall be as follows:

HTH Members:	(1) Jeremy Ford

(2) Corey Prestidge

Diamond Member:	(1) Gerald Ford

(2) Gary Shultz

(f)                                   The Investment Committee shall act with respect to all matters (whether to approve any Investment Committee Decision or to exercise any other right (or to grant any consent or approval) accorded to the Investment Committee hereunder) by Required Committee Approval.  Each Committee Representative shall have one (1) vote on all matters that arise before the Investment Committee.  For avoidance of doubt and notwithstanding anything to the contrary herein, no matter may be approved and no action taken by the Investment Committee without Required Committee Approval.

(g)                                  (i)  The Investment Committee shall meet required to vote on any Investment Committee Decisions.  Special meetings of the Investment Committee may be called by any Committee Representative to propose and vote on Investment Committee Decisions upon not less than five (5) days’ prior written notice of time and place of such meeting; provided, however, that such notice requirement shall be deemed waived by any Committee Representative who is present (in person or by telephone) at the commencement of any such special meeting.  Regular and special meetings may be held at any place as may be designated from time to time by any Committee Representative, including meetings by telephone conference.  One (1) Committee Representative appointed by each of the HTH Member and the Diamond Member shall constitute a quorum for Investment Committee action with respect to any Investment Committee Decision, provided that if any member of the Committee Representative fails to attend five (5) consecutive meetings, then, until such Committee Representative attends a meeting, such Committee Representative shall not be needed to constitute a quorum for a meeting and such Committee Representative shall be deemed to have voted against any matter proposed at any such meeting.

(ii)                                  The Committee Representatives shall use commercially reasonable efforts to evidence all actions taken or approved by the Investment Committee in writing (which may be by e-mail) promptly following such action or approval.

(iii)                               Any action required or permitted to be taken at a meeting of the Investment Committee may be taken without a meeting if a written consent setting forth the action so taken is signed by the Committee Representatives whose approval is required to constitute the Required Committee Approval.  Such consent may be in one or more counterparts, and shall have the same force and effect as a vote of such Committee Representatives.  An action so taken shall be deemed to have been taken at a meeting held on the latest date of a counterpart of such consent.

(iv)                              Each Committee Representative may authorize any other Committee Representative to act for him or her by proxy on all matters in which a Committee Representative is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting; provided that in no event shall any Committee Representative be obligated to accept a proxy from any other Committee Representative.  Every proxy must be given in writing and signed by the Committee Representative.  Every proxy shall be revocable at the pleasure of the Committee Representative executing it, such revocation to be effective upon the Company’s receipt of written notice thereof.

(v)                                 All reasonable travel expenses incurred by each of the Committee Representatives in connection with their service on the Investment Committee shall be borne by the Company.

4.2                               Books and Records.  The Company shall direct the HTH Member to maintain full and complete books and records of the Company and its Subsidiaries, including those specified in the Act, at all times.  The books and records required to be maintained hereunder by the HTH Member shall be the property of the Company and shall be made available by the HTH Member for examination by any Member and such Member’s attorneys, accountants or other agents or representatives, in each case at reasonable times and upon reasonable notice.

4.3                               Reporting Requirements.  The Company shall direct the HTH Member to do the following (the expenses of which shall be expenses of the Company):

(a)                                 within ninety (90) days after the end of the Company’s Fiscal Year, deliver to the Members an estimate of the Members’ distributive share of the items set forth in Section 702 of the Code for such Fiscal Year;

(b)                                 within one hundred twenty (120) days after the end of the Company’s Fiscal Year, deliver to the Members (i) pro forma IRS Schedules K-1 and such other tax information with respect to such year as is necessary for inclusion in the Members’ federal and state income tax and other tax returns, and (ii) an annual report of the Company, including a balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members all as prepared in accordance with U.S. generally accepted accounting principles consistently applied; and

(c)                                  within sixty (60) days after the end of each quarter of each Fiscal Year, deliver to the Members quarterly financial statements of the Company, including a balance sheet, profit and loss statement and a statement showing distributions to the Members, all as prepared in accordance with U.S. generally accepted accounting principles consistently applied.

All of the above reports, balance sheets or other financial statements shall be prepared on an accrual basis and shall otherwise be in form reasonably acceptable to the Members.

4.4                               Tax Matters Partner; Tax Returns.  The HTH Member shall act as the Tax Matters Partner of the Company pursuant to § 6231(a)(7) of the Code.  The Tax Matters Partner, in its capacity as such, is authorized, to the extent provided in Code §§6221 through 6231, but subject to the succeeding provisions of this Section 4.4, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and its Members and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and its Members.  The Tax Matters Partner shall not be liable to the Company or any Member for any action taken in good faith and without gross negligence as Tax Matters Partner, including in connection with the examination by the Internal Revenue Service of the Company’s federal partnership tax return or the determination, protest or adjudication of any federal or state income tax liability of any Member resulting from the Company.  Nothing in this Section 4.4 shall be construed to restrict or otherwise limit the other Members’ rights to participate at each Member’s own cost in any administrative or judicial proceeding in connection with any tax matters relating to the Company.  Any direct or indirect costs and expenses incurred by the Tax Matters Partner, acting in its capacity as such, shall be deemed costs and expenses of the Company, and the Company shall reimburse the Tax Matters Partner for such amounts.

4.5                               Conduct of the Company.

(a)                                 Subject to the respective rights and obligations of the Members to manage the Company under the terms of this Agreement, the Members agree to use their commercially reasonable efforts to cause the Company and its Subsidiaries to comply with all requirements of applicable laws (including any directives or informal guidance provided by applicable regulatory authorities, whether through an examination process or otherwise).

4.6                               Member Defaults.

(a)                                 Within one hundred twenty (120) days of a Default, the non-Defaulting Member  may:  (x) deliver a Buy-Sell Notice to the Defaulting Member pursuant to Section 13.1, or (y) deliver a Purchase Notice to the Defaulting Member in order to exercise the purchase option with respect to the Membership Interest of the Defaulting Member pursuant to Section 9.5.

4.7                               Regulatory Events.

(a)                                 Regulatory Event Notices.  If a Regulatory Event has occurred, then the HTH Member may, but is not obligated to, deliver to the other Members a written notice (a “Regulatory Event Notice”) specifying in reasonable detail the occurrence and the nature of such Regulatory Event.

(b)                                 Procedures.  If a Regulatory Event Notice is given as provided above, then the Members agree to negotiate in good faith to restructure the terms of the transactions contemplated by this Agreement and the agreements to which the Company and its Subsidiaries are a party in such a manner as may be required so that HTH Member determines that the transactions contemplated by this Agreement and the agreements to which the Company and its Subsidiaries would be in compliance with the terms of all applicable laws and regulations (whether applicable to the HTH Member or any of its Affiliates) and all policies and procedures implemented by such party or any of its Affiliates pursuant to all applicable law and regulations but which preserves the economic interests of the other Members under this Agreement to the extent possible.  Nothing in this Section 4.7(b) shall require a Member to incur a loss (other than immaterial incidental expenses) or increase its regulatory risk or cost in connection with any restructuring contemplated by the preceding sentence or to otherwise suffer a material adverse effect.

(c)                                  Forced Sale.  In the event that a Regulatory Event Notice has been delivered and the Members do not enter into a restructuring that satisfies the requirements of Section 4.7(b), then the HTH Member shall thereafter be entitled to sell all of the Company Assets in accordance with Section 9.5.

SECTION 5.  REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1                               Representations, Warranties and Covenants by the Members.  To induce each Member to execute, deliver and perform this Agreement, each of the Members, with respect to itself, hereby, severally and not jointly, represents, warrants and covenants to the other Members, their respective successors and assigns as follows:

(a)                                 Such Member (i) is, if an entity, duly organized, validly existing and in good standing under the laws of the State of Texas as a limited liability company and (ii) has the full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder.

(b)                                 This Agreement has been duly and validly executed and delivered by and on behalf of such Member and, assuming the due authorization, execution and delivery thereof by and on behalf of each other party hereto, constitutes a valid, binding and enforceable obligation of such Member enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

(c)                                  Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which such Member is a party, or by which such Member is otherwise bound.

(d)                                 There is no claim, cause of action or other litigation or any judicial, administrative or investigative proceedings pending or, to the best of such Member’s knowledge, threatened against such Member that would reasonably be expected to have a material adverse effect on the performance of such Member’s obligations hereunder.

(e)                                  Neither such Member nor any ultimate beneficial interest holder of such Member that holds through a flow-through entity for tax purposes is a “qualified organization” within the meaning of Section 514(c)(9)(C) of the Code.

5.2                               Additional Representations, Warranties and Covenants.

(a)                                 Each Member represents and warrants that (i) each Person owning a 10% or greater interest in such Member (A)  is not currently identified on the List, and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States and (ii) such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.  This Section 5.2(a) shall not apply to any Person to the extent that such Person’s interest in the Member is through either (A) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person or (B) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of ERISA.

(b)                                 Each Member shall comply with all applicable requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall promptly notify the other Members in writing if any of the foregoing representations, warranties or covenants are no longer true or have been breached or if such Member has actual knowledge that they may no longer be true or have been breached.

(c)                                  Each Member represents and warrants that:

(i)                                     it has been advised to engage and has engaged its own counsel (whether in-house or external) and such other advisers as such Member deems necessary and appropriate; by reason of its business or financial experience, or by reason of the business or financial experience of such Member’s own attorneys, accountants and financial advisors who are not Affiliates of the Company or any other Member and who are not compensated, directly or indirectly, by the Company or any other Member or any Affiliate thereof, it is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment (nothing in this Agreement shall be construed to allow any Member to rely upon the counsel acting for another Member or to create an attorney-client relationship between such counsel and such other Member);

(ii)                                  it and each of its beneficial owners is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) and it is acquiring its Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of its Membership Interest;

(iii)                               it is financially able to bear the economic risk of an investment in the Company, including the total loss thereof; and

(iv)                              no Person has at any time expressly or impliedly represented, guaranteed, or warranted to it that it may freely transfer its Membership Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Company, that cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

(d)                                 Each Member covenants and agrees not to take any action which may cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or otherwise cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

SECTION 6.  PROFIT AND LOSS

6.1                               Allocations of Profits and Losses.

(a)                                 After giving effect to the special allocations set forth in Sections 6.2 and 6.3, Profits and Losses with respect to any year shall be allocated to the Members such that each Member’s Capital Account balance (computed after taking into account all distributions with respect to such taxable period and increased by such Members’ share of Company Minimum Gain and Member Minimum Gain), would, as nearly as possible, be equal to the amount that each Member would receive if all of the remaining assets of the Company were sold for their Book Basis, all liabilities of the Company were satisfied (limited, with respect to nonrecourse liabilities, to the Book Basis of the assets securing such liabilities) and the remaining assets were distributed pursuant to Section 7.1, all as of the last day of the period for which the allocations are being made.

(b)                                 Notwithstanding Section 6.1(a), in any year in which the Company sells substantially all of its assets or liquidates (or in any prior open year if the Investment Committee reasonably believe it necessary to accomplish the purposes of this Section 6.1(b)), each Member shall be allocated Profits or Losses (or items thereof) to the extent necessary to cause its Capital Account balance to reflect the amount that will be distributable to such Member in liquidation of the Company pursuant to this Agreement.

6.2                               Limitation on Loss Allocation.  No allocation of Losses, or items thereof, will be made to any Member if such allocation would create or increase such Members’ Adjusted Deficits.  Any such disallowed allocation will be made to the Members entitled to receive such allocation under the Section 704(b) Regulations.  Any Member that would have a deficit balance in its Capital Account in excess of any amount such Member is obligated to restore, or is deemed obligated to restore under Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), will be specially allocated items of income and gain to eliminate such deficit balance as quickly as possible.

6.3                               Special Allocations.  (a)  If there is a net decrease in Company Minimum Gain during any Fiscal Year, then, subject to the exceptions set forth in Regulations § 1.704-2(f)(2), (3), (4) and (5), each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations § 1.704-2(g).  If there is a net decrease in Member Non-Recourse Debt Minimum Gain attributable to a Member Non-Recourse Debt during any Fiscal Year, each Member who has a share of the Member Non-Recourse Debt Minimum Gain, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain, including gross income, for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Non-Recourse Debt Minimum Gain, determined in accordance with Regulations § 1.704-2(i)(4).  If any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations § 1.704-1 (b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain, including gross income, shall be specially allocated to each such Member in an amount and manner sufficient to eliminate the Adjusted Deficit of such Member as quickly as possible.  Any Member Non-Recourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Non-Recourse Debt in accordance with Regulations § 1.704-2(i)(1).  Non-Recourse

Deductions and any excess non-recourse liabilities (within the meaning of Regulation Section 1.752-3(a)) for any Fiscal Year shall be allocated among the Members in accordance with Percentage Interests.  To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

(b)                                 The Members intend that the provisions of this Section 6 be interpreted in a manner that produces allocations that are respected under Section 704(b) of the Code and that, on liquidation of the Company, result in Capital Account balances that are consistent with the liquidating distributions required to be made pursuant to Section 11.3(a)(vi).

6.4                               Tax Allocations.  (a)  Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.1, 6.2, and 6.3 hereof.

(b)                                 Notwithstanding Section 6.4(a) hereof, Tax Items with respect to assets whose Gross Asset Value varies from its adjusted tax basis in the hands of the Company shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation using any method selected in the reasonable determination of the Investment Committee.

SECTION 7.  DISTRIBUTIONS

7.1                               Distributable Cash.

(a)                                 The Investment Committee shall determine the amount and timing of all distributions of the Distributable Cash of the Company; provided, however, that distributions of Distributable Cash, if any, shall be made no less frequently than quarterly.  Unless all of the Members otherwise approve and except as otherwise provided in this Agreement, all distributions of Distributable Cash of the Company shall be applied as follows:

(i)                                     First, to pay accrued and unpaid interest on, and thereafter principal of, Company Loans, in proportion to the aggregate balances of such accrued interest and principal, respectively;

(ii)                                  Second, to the Members pro rata in accordance with their Percentage Interests.

7.2                               Amounts Withheld.  All amounts withheld by the Company pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation by the Company to the Members shall be treated as amounts distributed to the Members pursuant to this Section 7 for all purposes under this Agreement.  The Company is authorized to withhold from distributions and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate any such amounts to the Members with respect to which such amounts were withheld.

7.3                               Limitations on Distributions.  Except as otherwise provided for in the Act, the Certificate or this Agreement, no Member shall have the right or power to demand or receive a distribution in a form other than cash and shall not be required or compelled to accept a distribution of any asset in-kind.  Notwithstanding anything contained in this Agreement or the Certificate to the contrary, no distribution shall be made to a Member in violation of the Act.

7.4                               Characterization of Certain Distributions.  The Members acknowledge and agree that, notwithstanding anything to the contrary set forth in this Agreement, amounts payable, or payments made, to the Members in respect of Company Loans pursuant to Section 7.1 shall not be deemed or otherwise constitute (i) amounts which are distributable to the Members hereunder, or (ii) distributions made or deemed made to such Members hereunder.

7.5                               Liquidation.  Subject to Section 11 hereof, in the event of the sale or other disposition of all or substantially all of the Company Property, the Company shall be dissolved and the proceeds of such sale or other disposition shall be distributed in liquidation as provided in Section 11.3, except that to the extent that the Company receives a purchase money note or notes in exchange for all or a portion of such assets, the Company shall continue in existence until such purchase money notes or notes have been paid in full.

7.6                               Repayment of Member Loans.   If, as a result of a Member Loan, any Member becomes a Debtor Member, then any distributions that would otherwise be payable to the Debtor Member pursuant to Section 7.1 or Section 11.3 will instead be paid to the Lender Member or Members, first to pay any accrued interest (at the applicable Member Loan Rate) and then to pay the principal amount thereof, until these Member Loans (including any accrued and unpaid interest) are repaid in full.  A Member Loan will be secured by a lien on the Debtor Member’s Membership Interest, and any Transferee of the Debtor Member’s Membership Interest will take that Membership Interest subject to the lien.  If there are two or more Lender Members with respect to any Debtor Member, distributions under this Section 7.6 will be made pro rata to each Lender Member in proportion to the relative principal amount of Member Loans (including accrued and unpaid interest) that each Lender Member has outstanding as a percentage of total outstanding Member Loans made to the Debtor Member by all Lender Members.  Any amounts distributed pursuant to this Section 7.6 will, for tax allocation and all other purposes of this Agreement, be treated as if they had been distributed to the Debtor Member, not the Lender Member or Members.

SECTION 8.  ADDITIONAL AND SUBSTITUTE MEMBERS

8.1                               Admission.  Persons may be admitted as Additional Members or Substitute Members with the approval of, and upon the terms and conditions approved by, all of the Members.  Notwithstanding the foregoing, a Person shall not become an Additional Member or a Substitute Member unless and until such Person:

(a)                                 becomes a party to this Agreement as a Member by signing a counterpart hereof and executes such documents and instruments as the Members determine are necessary or appropriate to confirm such Person as a Member of the Company (including representations and warranties requested by the Company) and such Person’s agreement to be bound by the terms and conditions hereof;

(b)                                 if the Person is not an individual, provides the Company with evidence satisfactory to counsel for the Company of the authority of the Person to become a Member and to be bound by the terms and conditions of this Agreement; and

(c)                                  pays or reimburses the Company for its expenses in connection with such admission.

8.2                               Acceptance of Prior Acts.  Any person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

SECTION 9.  TRANSFERS OF INTERESTS

9.1                               Restriction on Transfers.

(a)                                 Except as expressly set forth in this Agreement, unless approved by all of the Members, no Member shall have the right or power to Transfer or Encumber or permit any Encumbrance of all or any part of such Member’s Membership Interest or cause or suffer the direct or indirect Transfer of, or Encumbrance on, all or any part of such Membership Interest.

(b)                                 No Transfer of all or any part of the Membership Interest of a Member permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of such assignment or instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and such instrument evidences (i) the written acceptance by the assignee of all of the terms and provisions of this Agreement, (ii) the assignee’s representation that such assignment was made in accordance with all applicable laws and regulations and (iii) the unanimous consent of all of the Members to the Transfer of the Membership Interest unless such Transfer is pursuant to Section 9.2, Section 9.3, Section 9.4, Section 9.5, or Section 13.1, or such unanimous consent is otherwise not required pursuant to the express terms hereof.

(c)                                  Any purported Transfer or Encumbrance in violation of this Agreement shall be void ab initio, and shall not bind the Company, and the Members making such purported Transfer, sale or assignment or Encumbrance shall indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes, including, without limitation, transfer gains taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer or Encumbrance.  The giving of any consent to a Transfer or Encumbrance in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instances.

(d)                                 Notwithstanding anything contained in this Agreement, no Transfer shall be made if (i) registration is required under the Securities Act of 1933, as amended, in respect of such Transfer; (ii) such Transfer violates any applicable federal or state securities or comparable laws; or (iii) such Transfer will be subject to, or such Transfer, when aggregated with prior Transfers, in accordance with applicable law will result in the imposition of, any state, city or local transfer taxes, including, without limitation, any transfer gains taxes, unless such assignor pays such taxes.

9.2                               Permitted Transfers.

(a)                                 Member Permitted Transfers.  A Transfer by a Member of all or any portion of its Membership Interests in the Company to a Member Permitted Transferee shall be permitted without the necessity of obtaining the approval of any other Member.  Each such Member Permitted Transferee shall, upon becoming a member of the Company, represent, warrant and covenant to the other Members the representations, warranties and covenants set forth in Section 5.1 and Section 5.2 (in each case as applied to such Member Permitted Transferee).  Transfers or Encumbrances of indirect interests in the Member shall be permitted and in no event shall any such Transfer or Encumbrance require the approval of any Member hereunder or otherwise require compliance with any of the provisions of this Section 9.

9.3                               Right of First Offer.  Subject only to the terms of this Section 9.3 and Section 9.4, a Member shall be permitted to Transfer all or any portion of its Membership Interest (the “Subject Interest”) to any Proposed Purchaser (any such transaction, a “Disposition Transaction”), without restriction and without the necessity of obtaining any consents or approvals.

(a)                                 If a Member desires to engage in a Disposition Transaction (other than pursuant to a Permitted Transfer described in Section 9.2 above) in respect of the Membership Interests in the Company, such Member (the “Offering Member”) shall give notice (the “Offer Notice”) to each of the other Members (“Offeree Members”), of the Offering Member’s desire to engage in said Disposition Transaction, which Offer Notice shall state the desired sale price (the “Proposed Price”) and the other desired material economic terms of such sale (the “Proposed Terms”).  The Proposed Price and the Proposed Terms are sometimes collectively referred to herein as the “Offer Notice Parameters.”

(b)                                 Within a period (“Response Period”) of thirty (30) days after the Offering Member gives the Offer Notice to the Offeree Members, each Offeree Member shall give notice (the “Response Notice”) to the Offering Member and each other Offeree Member that: (i) such Offeree Member will purchase the entire Subject Interest in cash for the Proposed Price and upon the Proposed Terms, or (ii) such Offeree Member will waive its right to purchase the Subject Interest pursuant to this Section 9.3.  In the event that more than one Offeree Member (individually or collectively, the “Acquiring Offeree Members”) elects to acquire the entire Subject Interest, then the entire Subject Interest shall be acquired by the Acquiring Offeree Members on a pro rata basis in accordance with their respective Percentage Interests as of the date of the Response Notice.  In the event that no Offeree Member gives the Response Notice to the Offering Member prior to the end of the Response Period, the Offeree Members shall be deemed to have waived their right to acquire the Subject Interest pursuant to this Section 9.3 and the Offering Member shall be permitted to proceed in accordance with Section 9.3(c) below.  If prior to the end of the Response

Period any one or more of the Offeree Members elect to acquire the Subject Interest, then, simultaneously with said election, the Acquiring Offeree Members shall deliver into escrow to a nationally recognized title insurance company, bank or trust company (which escrow agent shall be selected by the Offering Member) immediately available funds in an amount equal to ten percent (10%) of the Proposed Price (the “ROFO Percentage”).  The ROFO Percentage shall be held in escrow in an interest-bearing account for the benefit of the Offering Member if the Acquiring Offeree Members do not perform their obligations under this Section 9.3 (other than solely as a result of a default by the Offering Member in its obligation to deliver the Subject Interest to the Acquiring Offeree Members, pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit A, against payment of the Proposed Price).  If any of the Acquiring Offeree Members fail to deposit the ROFO Percentage as described above, then all the Acquiring Offeree Members will be conclusively determined to have made an election under clause (ii) above (provided that if any of the Acquiring Offeree Members default on their obligation to deposit their pro rata percentage of the ROFO Percentage, the other Acquiring Offeree Members shall have three (3) Business Days to deposit the amounts on behalf of the defaulting Acquiring Offeree Members).  Any election made by the Acquiring Offeree Members to purchase the Subject Interest in accordance with this Section 9.3 shall not be subject to receipt by the Acquiring Offeree Members of representations and warranties and/or indemnification from the Offering Member (other than representations and warranties set forth in the form of assignment and assumption agreement attached hereto as Exhibit A).  Each party shall bear its own legal fees and expenses in connection with any sale of the Subject Interest to the Acquiring Offeree Members pursuant to Section 9.3(d).

(c)                                  In the event the Offering Member is not, pursuant to the preceding paragraph, obligated to sell the Subject Interest to the Offeree Members, the Offering Member shall have the right, subject to Section 9.4 and the further provisions of this Section 9.3(c), to consummate a Disposition Transaction (an “Offer Parameters Disposition Transaction”) with a Proposed Purchaser for not less than 100% of the Proposed Price, in cash, and otherwise on economic terms not materially more favorable to such Proposed Purchaser than the Proposed Terms (after taking into account any terms of such sale that are not customary in the market and that would require payments of liquidated sums or other contractually stipulated categories of expenses or other sums by the Offering Member that would effectively constitute a reduction of the Purchase Price), on or prior to the date which is six (6) months after the expiration of the Response Period (the “Sale Period”).  If the Offer Parameters Disposition Transaction is not closed prior to the end of the Sale Period, then the Offering Member may not enter into a Disposition Transaction with respect to the Subject Interest without sending a new Offer Notice and otherwise complying with the provisions of Sections 9.3(a) and (b).  If the Offer Parameters Disposition Transaction is closed on or prior to the end of the final day of the Sale Period, the Offeree Members’ rights under Section 9.3(a) shall terminate as to the Subject Interest and Section 9.3(a) will, as to the Subject Interest, be null, void and of no further force and effect.  In furtherance of any of the foregoing, the Offeree Members each hereby agree to promptly execute and deliver any and all documents reasonably requested by the Offering Member to evidence its consent to the foregoing.

(d)                                 If, prior to the expiration of the Response Period, the Acquiring Offeree Members elect to purchase the Subject Interest pursuant to Section 9.3(b) above and timely deposit the ROFO Percentage as required by Section 9.3(b) then the Offering Member shall sell and assign the Subject Interest to the Acquiring Offeree Members, pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit A, for the Proposed Price and on the Proposed Terms.  The closing of such sale shall be held at the principal office of the Offering Member within sixty (60) days following the Acquiring Offeree Members’ exercise of their election to purchase the Subject Interest (the “Closing Period”) on a date designated by the Offeree Members  by notice to the Offering Member at least ten (10) Business Days in advance (or, failing such designation, on the final day of the Closing Period or, if such day is not a Business Day, the Business Day preceding such final day).  At the closing of the Acquiring Offeree Members’ acquisition of the Subject Interest:

(i)                                     the Offering Member shall assign and convey to the Acquiring Offeree Members the Subject Interest, free and clear of all liens, claims, and encumbrances, and each of the Offering Member and the Acquiring Offeree Members shall execute and deliver an assignment and assumption agreement in the form attached hereto as Exhibit A;

(ii)                                  any deed, documentary, stamp, transfer or similar taxes or fees due in connection with the sale shall be paid by or apportioned equally as between the buyer and seller, unless a different apportionment is included in the Offer Notice Parameters;

(iii)                               the Acquiring Offeree Members shall pay the Purchase Price, net of the ROFO Percentage, to the Offering Member by wire transfer, and the ROFO Percentage shall be paid to the Offering Member; and

(iv)                              the Members shall execute all amendments to fictitious name certificates, certificates of formation or similar certificates necessary to effect the withdrawal of the Offering Member from the Company (if applicable) and the substitution of the Acquiring Offeree Members or their designees for the Offering Member with respect to the Subject Interest.

(e)                                  If any of the Acquiring Offeree Members defaults on its obligation to purchase the Subject Interest in accordance with Section 9.3(d), (i) the other Acquiring Offeree Members shall have three (3) Business Days to cure such default and if such default has not been cured at the end of such period, the ROFO Percentage shall be immediately paid to the Offering Member as liquidated damages and the Offeree Members shall thereafter have no further rights under this Section 9.3 with respect to any sale of all or any portion of the Offering Member’s Membership Interest and the Offering Member shall be free to sell all or any portion of its Membership Interest at any time without having to comply with this Section 9.3 or Section 9.4, and without having to obtain any consent or approval of any of the Offeree Members; (ii) the Offeree Members shall have no further liability or obligation to the Offering Member with respect to the purchase of the Subject Interest; (iii) the Offeree Members’ purchase option set forth in Section 9.3(b) shall be null, void and of no further force and effect; and (iv) the Offeree Members’ rights pursuant to Section 9.4 shall be null, void and of no further force and effect.  If after the Acquiring Offeree Members have elected to purchase the Subject Interest as described above, the Offering Member defaults on its obligation to sell the Subject Interest to the Acquiring Offeree Members in accordance with this paragraph, the ROFO Percentage shall be immediately returned to the Acquiring Offeree Members and the Offering Member shall immediately pay to the Acquiring Offeree Members as liquidated damages, an amount equal to the ROFO Percentage.

The parties agree that, in connection with a default under this Section 9.3 by the Acquiring Offeree Members or the Offering Member, damages to the non-defaulting Member(s) will be difficult and impracticable to ascertain and the retention of the ROFO Percentage by the Offering Member, or the payment by the Offering Member to the Acquiring Offering Members of an amount equal to the ROFO Percentage, as the case may be, is a reasonable estimate of such damages from such default and shall not be considered a penalty.  The costs of any escrow established by the Offering Member and the Acquiring Offeree Members to implement the terms and provisions of this Section 9.3 shall be shared by the parties according to their respective Percentage Interests

(f)                                   In the event that an Acquiring Offeree Member becomes a majority owner of the Company as a result of the exercise of its right of first offer pursuant to this Section 9.3, the parties shall cooperate to cause Section 4 of this this Agreement to be amended to increase the management rights of such Acquiring Offeree Member accordingly; provided, however, as a condition of such amendment, the Offering Member (and all of its Affiliates) shall be concurrently released from any Loan Guaranty to which any of them is a party.

9.4                               Tag-Along Rights.  (a)  In the event that (x) the Offering Member desires to sell all of its Membership Interests to any Proposed Purchaser other than pursuant to a Permitted Transfer described in Section 9.2 above (such interest, the “Tag-Along Interest”), and (y) the Offeree Members have not elected to purchase (or are deemed to have elected not to purchase) such Tag-Along Interest pursuant to Section 9.3, then the Offering Member shall deliver written notice (the “Tag-Along Notice”) to each of the Offeree Members (which notice shall set forth the information required by Section 9.4(b)).  Within thirty (30) days after delivery of such Tag-Along Notice, each Offeree Member shall notify the Offering Member if such Offeree Member elects to participate in the sale to the Proposed Purchaser in accordance with this Section 9.4, failing which, such Offeree Member will be deemed to have waived such participation right.  If the Offeree Members waive or are deemed to have waived their rights under this Section 9.4 with respect to a proposed sale, the Offering Member may consummate the sale of the Tag-Along Interest to the Proposed Purchaser, provided that the Offering Member shall not be entitled to consummate the sale of the Tag-Along Interest to the Proposed Purchaser at a purchase price which exceeds 100% of the Proposed Price without again offering the Offeree Members the right to participate in such sale in accordance with the requirements of this Section 9.4.  If the Offeree Members notify the Offering Member that all the Offeree Members elect to participate in the sale of the Tag-Along Interest, each Offeree Member shall be bound to sell to the Proposed Purchaser, at the Tag-Along Price, a portion of its Membership Interest equal to the product of (x) the total Membership Interests to be purchased by the Proposed Purchaser multiplied by (y) a fraction of which the numerator is the Percentage Interest of each such Offeree Member immediately prior to such sale, and the denominator is the aggregate Percentage Interests of the Offering Member and the Offeree Members immediately prior to such sale, and on the other terms set forth in the Tag-Along Notice.

(b)                                 The Tag-Along Notice shall set forth: (i) the name and address of the Proposed Purchaser, (ii) the proposed terms and conditions of the offer, including any representations and warranties to be made by the Offering Member and any indemnity obligations of the Offering Member, (iii) the Tag-Along Price, and (iv) a statement of the right of the Offeree Members to participate in the proposed sale on the terms applicable to the sale by the Offering Member and in accordance with this Section 9.4.  For purposes hereof, “Tag-Along Price” shall mean, with respect to each Member, an amount equal to the amount such Member would receive if all of the Company Assets were sold for the purchase price paid by the Proposed Purchaser, and then such amount was distributed to the Members in accordance with the terms of this Agreement

(c)                                  In connection with a sale of the Tag-Along Interest in which the Offeree Members participate pursuant to this Section 9.4, the Offeree Members will, if requested by the Proposed Purchaser, execute, deliver and perform agreements with the Proposed Purchaser relating to the sale containing terms that are substantially similar in all material respects to those contained in the comparable agreements to be executed, delivered and performed by the Offering Member.

9.5                               Purchase Option/Obligation.

(a)                                 Within one hundred twenty (120) days after the occurrence of a Member Default (such Member, the “Defaulting Member”), the Non-Defaulting Members may deliver notice to the Defaulting Member exercising their right to purchase the Membership Interest of the Defaulting Member (such notice, a “Purchase Notice”), in which case the provisions of this Section 9.5 will apply; provided, however, that in no event shall the Non-Defaulting Members be permitted to deliver a Purchase Notice when the Property is under contract for sale and the consummation of such sale remains pending.

(b)                                 If a Purchase Notice is delivered, the Non-Defaulting Members will have the obligation to purchase, and the Defaulting Member shall have the obligation to sell, the Membership Interests of the Defaulting Member on the following terms:

(i)                                     The purchase price for the Membership Interests of the Defaulting Member (the “Purchase Price”) shall be determined pursuant to Section 9.5(d) below.

(ii)                                  The closing of the sale of the Membership Interests of the Defaulting Member shall occur on a date designated by the Non-Defaulting Members, which date shall be no less than ten (10) Business Days following the determination of the Purchase Price and no more than ninety (90) days following the determination of the Purchase Price.

(iii)                               The Purchase Price will be paid by the Non-Defaulting Members to the Defaulting Member on the closing of the purchase.  Simultaneously with the receipt of the Purchase Price, the Defaulting Member shall execute and deliver all documents that may be necessary to Transfer the entire Membership Interests of the Defaulting Member to the Non-Defaulting Members.  Except as set forth on Exhibit C, Closing costs and all other charges involved in closing the sale shall be divided equally between the Defaulting Member and the Non-Defaulting Members.

(c)                                  In any sale of the Membership Interests of the Defaulting Member pursuant to this Section 9.5:

(i)                                     In connection with such purchase, the Non-Defaulting Members will not be entitled to any representations, warranties or indemnification from the Defaulting Member (other than representations and warranties to the effect that (x) the Defaulting Member is duly organized and validly existing, (y) the Defaulting Member is duly authorized to effect the sale of its Membership Interests and (z) the Membership

Interests of the Defaulting Member are owned by the Defaulting Member and such Membership Interests are being transferred free and clear of all liens and encumbrances).

(ii)                                  The Defaulting Member shall convey its Membership Interests to the Non-Defaulting Members free and clear of all liens upon payment of the Purchase Price.  If the Defaulting Member has created or suffered any liens upon its Membership Interest, the Non-Defaulting Members may either (A) bring an action for specific performance to compel the Defaulting Member to have the liens removed, in which case the closing will be adjourned for that purpose, or (B) deduct an appropriate offset against the Purchase Price.

(iii)                               Each Person will bear its own legal fees and expenses for the purchase, except that the Defaulting Member shall pay for any reasonable attorneys’ fees and costs incurred by the Non-Defaulting Members in removing liens on the Membership Interest of the Defaulting Member.

(iv)                              The Transfer of the Membership Interests of the Defaulting Member will be evidenced by a written instrument in customary form provided by the Non-Defaulting Members.

(d)                                 The “Purchase Price” shall be determined based on the fair market value of the Membership Interest of the Defaulting Member (which shall be determined based on the fair market value of the Property less any transfer costs which would be incurred if the Property were transferred via sale or otherwise) either by agreement of the Non-Defaulting Members and the Defaulting Member or, if the Non-Defaulting Members and the Defaulting Member do not reach agreement within 15 business days after delivery of the Purchase Notice, in accordance with the appraisal procedure set forth in Exhibit C.

9.6                               Rights and Obligations of Assignees and Assignors.

(a)                                 A Transfer of a Person’s interest in the Company does not itself dissolve the Company or entitle the Assignee to become a Member or exercise any Management Rights.

(b)                                 If a court of competent jurisdiction holds that a nonvoidable Transfer has occurred notwithstanding the failure to comply with the conditions precedent to Transfer set forth in this Agreement, then (i) a Person who acquires a Membership Interest, but who is not admitted as a Substitute Member, shall be entitled to no more than the Economic Rights with respect to such Membership Interest, shall have no right to any information or accounting of the affairs of the Company or any of its Subsidiaries, shall have no right to attend meetings and shall not be entitled to inspect the books and records of the Company or any of its Subsidiaries, (ii) all distributions payable to such Person shall first be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the Company or the Members may have suffered as a result of such Transfer, and (iii) the parties engaging, or attempting to engage, in such Transfer shall indemnify and hold harmless the Company and the other Members from all costs, liabilities and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorney fees and expenses as a result of such Transfer, or attempted Transfer, and efforts to enforce the indemnity granted herein).

9.7                               Acceptance of Assignee as Substitute Member.  Subject to the other provisions of this Section 9, a transferee of a Membership Interest may be admitted to the Company as a Substitute Member, with all of the Management Rights of a Member, only upon satisfaction of all of the conditions set forth in Section 8.1; provided, however, that with respect to the Transfer of a Membership Interest pursuant to Section 9.2, Section 9.3, Section 9.4, Section 9.5, or Section 13.1, the approval of the Members pursuant to Section 8.1 to the substitution of the transferee of such Membership Interest shall be deemed to have been given concurrently with such Transfer.

9.8                               Distributions and Allocations Regarding Transferred Interests.  If any Person’s interest in the Company is transferred during any Fiscal Year in compliance with the provisions of this Section 9, Profits, Losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee either by the pro rating method, closing of the books method or any other reasonable method, in each case as determined by the transferor or, if both the transferor and the transferee are Members, by agreement of such transferor and transferee.

9.9                               Section 754 Election.  At the request of either the transferor or transferee in connection with a Transfer of an interest in the Company permitted under this Section 9, the Tax Matters Partner may cause the Company to make the election provided for in § 754 of the Code and to maintain a record of the adjustments to basis resulting from the election.  As a condition to making the election, any such transferee shall pay to or reimburse the Company immediately upon demand for any and all costs and expenses incurred by the Tax Matters Partner and the Company (as such costs and expenses are reasonably estimated by the Tax Matters Partner or the Company) in connection with the § 754 election and the maintenance of the basis adjustment records.

SECTION 10.  EXCULPATION AND INDEMNIFICATION

10.1                        Liability.  (a) Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.  Unless otherwise provided by law or expressly assumed, a Person who is a Member shall not be liable for the acts, debts or liabilities of the Company or any other Member.

(b)                                 To the fullest extent permitted by applicable law, each Member hereby expressly waives any fiduciary duty and any implied duties that might be owed to such Member or the Company or any of its Subsidiaries by any other Member.

(c)                                  No Member and no Affiliate, partner, member, manager, shareholder, officer, principal, employee, representative or agent of a Member (including any Person representing a Member) (each, a “Covered Person”), in its capacity as such, shall be liable to the Company, any of its Subsidiaries or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company or of its Subsidiaries and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of such Covered Person’s bad faith, fraud or willful misconduct.

10.2                        Indemnity.  (a) Subject to Section 10.2(b), the Company shall indemnify each of its Members, including the Tax Matters Partner, each Member’s respective Affiliates and each of their respective members, partners, officers, directors, managers and shareholders and each Representative (each, an “Indemnified Person”) against all expense, liability, and loss (including reasonable attorney fees) (collectively, “Indemnified Losses”) incurred or suffered by such Person by reason of or arising from the fact that such Person is or was a Member of the Company, an Affiliate of a Member, a member, partner, officer, director, investment manager, manager or shareholder of a Member or its Affiliate, or a Representative or otherwise a party to this Agreement.  Notwithstanding the foregoing, the Company shall have no obligation to indemnify any Indemnified Person for Indemnified Losses resulting from such Person’s violation of the terms of this Agreement, fraud, gross negligence, willful misconduct or knowing, material violation of law.  Any amounts incurred by an Indemnified Person in connection with a pending action, suit, proceeding or claim shall be paid or reimbursed by the Company in advance of the final disposition of such matter upon delivery to the Company of such Person’s written affirmation of such Person’s good faith belief that such Person has met the standard of conduct (i.e., such Person has acted in good faith and in a manner that such Person reasonably believed to be within the scope of such Person’s authority and without fraud, willful misconduct, gross negligence or a knowing material violation of law) necessary for entitlement to indemnification by the Company and such Person’s written undertaking to repay such amount if it should ultimately be determined that such Person has not met such standard of conduct.  The rights of any Person to indemnification hereunder are intended to be in addition to, and not in limitation of, any rights to indemnification granted by the Company to such Person by separate agreement or to which such Person is entitled under applicable law.

(b)                                 Any indemnification pursuant to this Section 10.2 shall be made only from the assets of the Company, and no Member shall be personally liable therefor.

(c)                                  To the extent that insurance from third parties has been obtained and is available to satisfy any Indemnified Losses, the Members shall seek to cause such Indemnified Losses to be satisfied first out of the proceeds of such insurance.

(d)                                 All rights to indemnification pursuant to this Section 10.2 shall survive the dissolution of the Company, the withdrawal of a Member from the Company, the failure for any reason to remain a party to this Agreement and, in the case of a Representative, the resignation or removal of such Representative.

10.3                        Insurance.  The Company may obtain and maintain at its expense for itself and/or any Subsidiary such insurance, as the Members shall unanimously approve.  Each Member shall separately secure directors’ and officers’ liability insurance, general liability, worker’s compensation, fidelity, professional liability and worker’s compensation for their employees who serve in any capacity for the Company.

SECTION 11.  DISSOLUTION AND WINDING UP

11.1                        Covenant Not to Withdraw or Cause Dissolution.  Except as otherwise expressly permitted in Section 9 or Section 13 of this Agreement, each Member hereby covenants not to voluntarily withdraw from the Company and agrees not to take any action that would cause the

Company to dissolve (excluding any dissolution approved by the Members).  In the event of a withdrawal by a Member in violation of this Section 11.1, the withdrawing Member shall not have the right to require the Company to pay such withdrawing Member the fair market value of the Membership Interest of such withdrawing Member (or any other compensation, for that matter), whether or not such ability exists as a matter of statute or otherwise.  Notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event, which are the exclusive events that may cause the Company to dissolve.

11.2                        Dissolution Events.  The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Dissolution Events”):

(a)                                 the sale, assignment or other disposition of all of the Company Property and the full payment and collection of any consideration for such sale, unless the Members approve the continuation of the Company following such sale or disposition;

(b)                                 the unanimous approval of the Members to dissolve, wind up and liquidate the Company; or

(c)                                  the entry of a decree of judicial dissolution of the Company pursuant to the Act.

The foregoing events shall be the exclusive events that shall cause the dissolution and winding up of the Company.

11.3                        Winding Up.

(a)                                 Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors.  Such Persons as may be authorized by the Members shall act as the liquidating trustee of the Company (the “Liquidating Trustee”).    The Liquidating Trustee shall, to the extent feasible, proceed to wind up the affairs and liquidate the assets of the Company, as promptly as practicable, allowing a reasonable time for the process so as to minimize the losses that would normally be incidental to it.  The Liquidating Trustee shall issue to all Members a final, accurate accounting of the affairs of the Company through the completion of the wind up of the Company; and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.  To the extent not inconsistent with the foregoing, this Agreement shall continue in full force and effect until all proceeds of the liquidation have been distributed pursuant to this Section 11.3.  The proceeds of a liquidation shall be applied in the following order of priority:

(i)                                     in payment of the expenses of liquidation;

(ii)                                  in payment of debts of the Company to creditors other than the Members;

(iii)                               in payment of debts of the Company to Members who are also creditors, other than payments in respect of Company Loans;

(iv)                              to establish reserves deemed reasonable by the Members for the ultimate discharge of contingent, unliquidated or unforeseen liabilities or obligations of the Company;

(v)                                 in payment of debts of the Company to Members in respect of Company Loans; and

(vi)                              the balance, if any, to the Members in accordance with Section 7.1.

(b)                                 If a Member shall become a Dissociated Member, (i) such Member shall, concurrently with becoming a Dissociated Member, be deemed to have withdrawn from the Company and (ii) such Member shall have no right to participate in the management of the Company or to approve or veto any decisions or actions in connection with the business or affairs of the Company or any of its Subsidiaries.

11.4                        Compliance with Regulations; Deficit Capital Accounts.  In the event that the Company is “liquidated” within the meaning of Regulations § 1.704-l(b)(2)(ii)(g), if any Member has a deficit Capital Account balance (after giving effect to all Capital Contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution with respect to such deficit, and to the fullest extent permitted by law such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

11.5                        Notice of Dissolution.  If a Dissolution Event occurs and the Company is dissolved and liquidated, the Company shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Members) and shall comply with all applicable notice provisions of the Act.

11.6                        Filing of Certificate of Cancellation.  Upon the dissolution and complete winding up of the Company, a Certificate of Cancellation (or an equivalent instrument) shall be delivered to the Texas Secretary of State.  Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.  The Liquidating Trustee shall have authority to distribute any Company Property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

11.7                        Return of Contributions Non-Recourse to Other Members.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions.  If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contributed by one or more Members, such Member or Members shall have no recourse against any other Member.

SECTION 12.  CONFLICT OF INTEREST; COMPETITION

12.1                        Rights of Members to Engage in Separate Activities.  Except as otherwise expressly provided herein or in any other agreement, any Member or Affiliate thereof may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any of its Subsidiaries, including the ownership, management and operation of loans and real property, and none of the Company, any of its Subsidiaries, any Member shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by any Member or Affiliate thereof or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by any Member or Affiliate thereof shall not be deemed wrongful or improper, even to the extent the same is competitive with the business activities of the Company or any of its Subsidiaries.  Except as otherwise expressly provided herein or in any other agreement, no Member or Affiliate thereof shall be obligated to submit any investment opportunity to the Company or any of its Subsidiaries even if such opportunity is of a character which, if submitted to the Company or any of its Subsidiaries, could be availed of by the Company or any of its Subsidiaries, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any investment opportunity.

12.2                        Other Self Interest.  No agreement or transaction between the Company or any of its Subsidiaries and any Member or Affiliate of a Member shall be void or voidable solely by reason of such relationship.

SECTION 13.  BUY-SELL PROCEDURES

13.1                        Buy-Sell.

(a)                                 Buy-Sell Notice.  In the event that (x) the Committee Members or Members are unable to unanimously agree on three (3) or more Decisions during any twenty-four (24) month period or (y) any Member is expressly permitted to deliver a Buy-Sell Notice pursuant to the terms of this Agreement, then each of Member shall have the right to institute a buy-sell pursuant to the terms and procedures set forth in this Section 13.1 at any time within ninety (90) days following the fourth such dispute or the occurrence of the event that gave rise to such Member’s right to deliver a Buy-Sell Notice, as applicable.  If a Member wishes to so institute a buy-sell, such Member (the “Triggering Member”) shall first deliver a written notice (the “Buy-Sell Notice”) to the other Members (the “Responding Member”) of the Triggering Member’s intent to rely on this Section 13.1 which Buy-Sell Notice shall state that the Triggering Member is making a combined offer to (x)  purchase for cash all, but not less than all, of the Membership Interests of the Responding Member, or (y) sell for cash all, but not less than all, of the Membership Interests of the Triggering Member.  The Buy-Sell Notice shall set forth the cash purchase price at which the Triggering Member would be willing to purchase one hundred percent (100%) of the Company Assets (the “Stated Amount”), and include a calculation of the amount the Triggering Member and the Responding Member would receive if the Company Assets were sold for the Stated Amount and the Stated Amount, less assumed transaction costs equal to five percent (5%) of the Stated Amount, were distributed to the Members in accordance with the terms of this Agreement (the amount any Member would receive, such Member’s “Buy-Sell Price”).

(b)                                 Reply Notice.  The Responding Member shall have a period of fifteen (15) days (or, if the Buy-Sell Price for the Triggering Member’s Membership Interest is greater than $5,000,000, thirty (30) days) after the receipt of the Buy-Sell Notice within which to notify the Triggering Member in writing (each, a “Reply Notice”) whether such Responding Member shall (i) sell to the Triggering Member its Membership Interests for a purchase price equal to the Responding Member’s Buy-Sell Price, or (ii) purchase the Triggering Member’s Membership Interest for a purchase price equal to the Triggering Member’s Buy-Sell Price.  In the event that a Reply Notice is not so given by a Responding Member prior to the expiration of the 15-day or 30-day period, as applicable, then it shall be conclusively presumed that such Responding Member elected to sell its Membership Interest to the Triggering Member pursuant to clause (i) of the immediately preceding sentence.

(c)                                  Deposits.

(i)                                     Within three (3) days (or, if the Buy-Sell Price for any Responding Member is greater than $5,000,000, fifteen (15) days) following the election or deemed election by any Responding Member to sell its Membership Interests pursuant to Section 13.1(b), the Triggering Member shall deliver into escrow to a nationally recognized title insurance company, bank or trust company (which escrow agent will be selected by the Triggering Member), to be held by the escrow holder pursuant to this Section 13.1, a cash deposit in an amount equal to the Buy-Sell Deposit Amount.  If the Triggering Member shall fail to deliver such deposit, then the Buy-Sell Notice shall be deemed withdrawn and the rights and duties of the Members shall be as if the Buy-Sell Notice had never been given, except that the Triggering Member shall bear all costs and expenses resulting from the delivery and withdrawal of the Buy-Sell Notice.

(ii)                                  As a condition to the effectiveness of the Reply Notice in which a Responding Member elects to purchase the Triggering Member’s Membership Interests pursuant to Section 13.1(b), such Responding Member shall, within three (3) days (or, if the Buy-Sell Price for the Triggering Member’s Membership Interest and the selling Responding Member’s Membership Interest is greater than $5,000,000, fifteen (15) days) following delivery of such election. deliver into escrow to a nationally recognized title insurance company, bank or trust company (which escrow agent will be selected by such Responding Member), to be held by the escrow holder pursuant to this Section 13.1(c), a cash deposit in an amount equal to the Buy-Sell Deposit.  If a Responding Member fails to deliver the Buy-Sell Deposit Amount, then such Responding Member shall be deemed to have elected to sell its Membership Interests pursuant to clause (i) of Section 13.1(b) above.

(iii)                               For purposes hereof, the “Buy-Sell Deposit Amount” shall mean with respect to the Membership Interests of any Member, 10% of the Buy-Sell Price for such Membership Interest.

(d)                                 Consummation of Buy-Sell; Default.

(i)                                     The purchase and sale of Membership Interests pursuant to this Section 13.1  shall be closed on or before the thirtieth (30th) day (or, if the Buy-Sell Price for the Membership Interests being sold is greater than $5,000,000, the sixtieth (60th) day) following the election or deemed election of the Responding Member pursuant to Section 13.1(c), as applicable.  In connection with any such sale by a Member, (x) the selling Member and the purchasing Member shall enter into an instrument of assignment in customary form that transfers the entire Membership Interest of the selling Member to the purchasing Member, which instrument shall include a representation from the selling Member that it is transferring the Membership Interest free and clear of all liens, claims or other encumbrances, (y) any transfer taxes and recording or documentary stamp taxes and similar taxes and fees shall be an expense of and paid by the selling and purchasing Member in accordance with their respective Percentage Interests and (z) each of the selling Member and the purchasing Member shall otherwise be responsible for its own out-of-pocket costs and expenses relating to such Transfer.

(ii)                                  If any Member is obligated under this Section 13.1 to purchase the Membership Interest of any other Member and fails to do so and the failure to purchase such Membership Interest is not caused by the actions or inactions of the selling Member or the inability of the selling Member to convey its Membership Interest to the purchasing Member free and clear of all liens, claims and encumbrances, then in addition to any other remedies available to it, the non-defaulting selling Member shall be entitled to retain, as liquidated damages, the Buy-Sell Deposit Amount delivered to it as a deposit by the defaulting purchasing Member under Section 13.1(d)(i), it being agreed that the amount represents a fair and equitable estimate of the damages to be suffered by the non-defaulting Member in those circumstances and that actual damages would be highly impracticable to determine.

(iii)                               If a Member is obligated under this Section 13 to sell its Membership Interest to any other Member and fails to do so and the failure to sell such Membership Interest is not caused by the actions or inactions of the purchasing Member, then (in addition to having any other rights and remedies available at law or in equity to the non-defaulting purchasing Member(s)) (w) the defaulting selling Member shall return to the non-defaulting purchasing Member the Buy-Sell Deposit Amount delivered to it as a deposit by the defaulting Member under Section 13.1(c), (x) the purchasing Member shall have the right to seek any remedies available to it at law or in equity, including, without limitation, specific performance, in respect of such default (and to collect from the selling Member the costs incurred in seeking such remedies), and (y) the purchasing Member shall have the right to execute and deliver, on behalf of the selling Member, all documents necessary to transfer the Membership Interest from the selling Member to the purchasing Member and the selling Member hereby irrevocably constitutes and appoints the purchasing Member as the selling Member’s true and lawful attorney-in-fact, coupled with an interest, to execute and to deliver for and on the selling Member’s behalf, all such documents.

(iv)                              If any Member is obligated under this Section 13.1 to purchase the Membership Interests of any other Member, such Member shall (x) obtain any required consents of lenders with respect to any Indebtedness of the Company or any Subsidiary and releases of the selling Member(s) and its Affiliates from any Guaranty delivered by any of the foregoing to such lenders or (y) otherwise repay or defease such Indebtedness in full simultaneously upon the closing of the purchase pursuant to this Section 13.1.  The failure to obtain any lender consent shall be deemed a default by the purchasing Member(s) of its obligations under this Section 13.1 and shall entitle the non-defaulting Member(s) to the remedies set forth in clause (ii) above.

(e)                                  Designee.  Any Member acquiring the Membership Interest of another Member pursuant to this Section 13.1 may designate another Person to acquire such Membership Interest.

(f)                                   Exclusion.  No Member shall be entitled to deliver a Buy-Sell Notice at any time when the buy-sell procedures set forth in Section 13.1 are continuing in respect of another Buy-Sell Notice.

SECTION 14.  GENERAL CONTRACT PROVISIONS

14.1                        Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, and not in accordance with any conflict-of-law provisions that would apply the law of a different jurisdiction.

14.2                        Savings Clause.  If any provision of this Agreement shall be held to be invalid and unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

14.3                        Attorney Fees and Costs.  If action becomes necessary in connection with this Agreement or any rights arising therefrom or thereunder, or to recover damages for breach of any terms of this Agreement, or to obtain injunctive or other equitable relief, the prevailing party in such action shall be entitled to recover reasonable attorney fees and costs incurred in such action, whether at trial, on appeal, or in any arbitration or bankruptcy proceeding.

14.4                        Counterparts.  This Agreement may be executed manually or by facsimile in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.  Duplicates of the same signature page or pages with the original signatures on different pages may be attached to the original Agreement without affecting the validity thereof or the liability of the Members.

14.5                        Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and permitted assigns.

14.6                        Notices.

(a)                                 Any and all notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing, signed by or on behalf of the party by which given, and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid, in each case to the party for which intended at its address set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance with this Section 14.6):

If to the HTH Member:	Hilltop Investments I LLC 2323 Victory Avenue Suite 1400 Dallas, Texas 75219 Attention: Corey G. Prestidge Telephone: (214) 525-4647 Facsimile: (214) 580-5722 Email: cprestidge@hilltop-holdings.com

If to the Diamond Member:	Diamond Ground, LLC 200 Crescent Court, Suite 1350 Attention: Gary Shultz Telephone: (214) 871-5938 Facsimile: (214) 871-5199
Email: gshultz@diamond-a.com

A notice of change of address shall not be deemed given until received by the addressee.

14.7                        Rights and Remedies Cumulative.  Except as otherwise expressly provided herein, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies, and said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.8                        Waivers.  The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement shall not prevent a subsequent act that would have originally constituted a violation from having the effect of an original violation.  Any waiver shall be in writing and signed by the party against whom the waiver is effective.

14.9                        Amendments.  This Agreement may only be amended by a written instrument executed by all of the Members.  Any other attempt to amend any of the terms of this Agreement will be null and void and of no force or effect.

14.10                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements with respect to the same subject matter, whether oral or written.

14.11                 No Third Party Beneficiary.  Notwithstanding any contrary provisions of the Act, except as otherwise expressly provided herein, the provisions of this Agreement are not intended to be relied upon by and are not for the benefit of any other Person (other than a Member in its capacity as such) to whom any debts, liabilities or obligations are at any time owed by (or who otherwise has any claim against) the Company or any of its Subsidiaries, any of the Members or any Indemnified Person; and no such creditor or other Person shall obtain any right under any of the provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of its Subsidiaries or any of the Members; except that the Persons who are expressly entitled to indemnification from the Company pursuant to the terms hereof are intended third party beneficiaries of this Agreement, but this Agreement may be amended or terminated without their consent or approval.

14.12                 Further Assurances.  Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purpose of this Agreement.

14.13                 Partition.  The Members hereby agree that no Member or any successor-in-interest to any Member shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

14.14                 Maintenance as a Separate Entity.  The Company shall maintain books and records and bank accounts separate from those of its Affiliates; shall at all times hold itself out to the public as a legal entity separate and distinct from any of its Affiliates (including in its operating activities, in entering into any contract, in preparing its financial statements, and on its stationery and any signs it posts), and shall cause its Affiliates to do the same and to conduct business with it on an arm’s-length basis; shall not commingle its assets with assets of any of its Affiliates; shall not guarantee any obligation of any of its Affiliates; and shall keep minutes of all meetings of the Members.

14.15                 Arbitration.

(a)                                 Arbitration is the exclusive method for resolution of any claims or disputes arising out of, or in connection with, this Agreement or the business or affairs of the Company or any of its Subsidiaries, and the determination of the arbitrators will be final and binding (except to the extent there exist grounds for vacation of an award under applicable arbitration statutes) on the Members.

(i)                                     The parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction.

(ii)                                  The American Arbitration Association (the “AAA”) Commercial Arbitration Rules will apply to any proceedings commenced under this Section 14.15.

(iii)                               The arbitrators may issue awards for compensatory damages and/or equitable remedies (including injunctive relief and specific performance) only, and may not, and will have no power to, award indirect, consequential, or punitive damages.

(iv)                              The parties waive any claim for, and the arbitrators will have no power to award, damages for defamation, negligent or intentional infliction of emotional distress, or similar torts based on harm to one’s reputation or emotional or mental condition.

(v)                                 The arbitrators may award the prevailing party its attorneys’ fees and other costs incurred in connection with the proceeding.  If any party fails to appear at any properly noticed arbitration proceeding, an award may be entered against that party by default or otherwise, notwithstanding such failure to appear.

(b)                                 The number of arbitrators will be three, each of whom will be disinterested in the dispute or controversy and impartial with respect to all parties hereto.  A Member must commence arbitration by serving a demand for arbitration on the other Members and the AAA.  The initiating Member (“Claimant”) must appoint an arbitrator within 10 Business Days of the demand.  The respondent(s), collectively, must appoint an arbitrator within 10 Business Days of the appointment of an arbitrator by the Claimant.  The third arbitrator will be appointed by both arbitrators within ten (10) Business Days of appointment of the second arbitrator.  If they cannot agree, the AAA will appoint the third arbitrator.

(c)                                  The place of arbitration will be Dallas, Texas.  The arbitration will be conducted in the English language.  The arbitrators shall decide the dispute in accordance with the law of Texas.  To the fullest extent permitted by law, they shall apply the Commercial Arbitration Rules of the AAA, except to the extent that such rules conflict with the provisions of this Section 14.15, in which event the provisions of this Section 14.15 control.  The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MEMBERS:

HILLTOP INVESTMENTS I LLC
a Delaware limited liability company

By:	Hilltop Holdings Inc.,
a Maryland corporation,
its sole member

By:	/s/ COREY PRESTIDGE
Name:	Corey Prestidge
Title:	Executive Vice President and
General Counsel

DIAMOND GROUND, LLC,
a Texas limited liability company
z
By:	/s/ GARY SHULTZ
Name:	Gary Shultz
Title:	Vice President

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

This ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS, dated as of [           ], 20[  ] (this “Assignment”), is entered into by and among [                ], a [                ] (“Assignor”), and [                ], a [                ] (“Assignee 1”), [                ], a [                ] (“Assignee 2”) and [                ], a [                ] (“Assignee 3” and, collectively with Assignee 1 and Assignee 2, the “Assignees”).

WITNESSETH:

WHEREAS, HTH DIAMOND HILLCREST LAND LLC (the “Company”) was formed pursuant to the terms and provisions of that certain Limited Liability Company Agreement, dated as of         , 2018 (as amended to date, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement), by and among Assignor, Assignee 1. Assignee 2 and Assignee 3, the Certificate and the statutes and laws of the State of Texas relating to limited liability companies, including the Act;

WHEREAS, (x) Assignor desires to assign, transfer and convey [   ]% of its Membership Interest  in the Company (the “Assignee 1 Transferred Interests”) to Assignee 1, Assignor desires to assign, transfer and convey [   ]% of its Membership Interest in the Company (the “Assignee 2 Transferred Interests”) to Assignee 2 and Assignor desires to assign, transfer and convey [   ]% of its Membership Interest in the Company (the “Assignee 3 Transferred Interests” and, collectively with the Assignee 1 Transferred Interests and the Assignee 2 Transferred Interests, the “Transferred Interests”) to Assignee 3 and (y) Assignor desires to withdraw from the Company as a member of the Company; and

WHEREAS, Assignee 1 desires to purchase the Assignee 1 Transferred Interests from Assignor, Assignee 2 desires to purchase the Assignee 2 Transferred Interests from Assignor and Assignee 3 desires to purchase the Assignee 3 Transferred Interests from Assignor.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, do hereby agree as follows:

1.                                      Assignments.

(a)                                 For value received, the receipt and sufficiency of which is hereby acknowledged, upon the execution of this Assignment by the parties hereto and the funding of the purchase price by Assignee 1 to Assignor in the amount of $[           ], Assignor does hereby assign, transfer and convey the Assignee 1 Transferred Interests to Assignee 1.

(b)                                 For value received, the receipt and sufficiency of which is hereby acknowledged, upon the execution of this Assignment by the parties hereto and the funding of the purchase price by Assignee 2 to Assignor in the amount of $[           ], Assignor does hereby assign, transfer and convey the Assignee 2 Transferred Interests to Assignee 2.

(c)                                  For value received, the receipt and sufficiency of which is hereby acknowledged, upon the execution of this Assignment by the parties hereto and the funding of the purchase price by Assignee 3 to Assignor in the amount of $[           ], Assignor does hereby assign, transfer and convey the Assignee 3 Transferred Interests to Assignee 3.

2.                                      Assumptions.

(a)                                 Assignee 1 hereby assumes all liabilities in connection with the Assignee 1 Transferred Interests and shall hereby be entitled to all benefits in respect of the Assignee 1 Transferred Interests.

(b)                                 Assignee 2 hereby assumes all liabilities in connection with the Assignee 2 Transferred Interests and shall hereby be entitled to all benefits in respect of the Assignee 2 Transferred Interests.

(c)                                  Assignee 3 hereby assumes all liabilities in connection with the Assignee 3 Transferred Interests and shall hereby be entitled to all benefits in respect of the Assignee 3 Transferred Interests.

3.                                      [Withdrawal.  Immediately following the assignments made pursuant hereto, Assignor shall and does hereby withdraw from the Company as a member of the Company, and shall thereupon cease to be a member of the Company and to have or exercise any right or power as a member of the Company, including any and all of its rights to appoint any Committee Representatives to the Investment Committee of the Company (and Committee Representatives theretofore appointed by the Assignor shall be deemed to have immediately resigned).](1)

4.                                      Continuation of the Company.  The parties hereto agree that the assignment of the Transferred Interests [and the withdrawal of Assignor as a member of the Company](2) shall not dissolve the Company and that the business of the Company shall continue.

5.                                      Representations and Warranties.

(a)                                 Assignor represents and warrants that as of the date hereof, and prior to the transfers being made pursuant hereto, Assignor is the sole and legal beneficial owner

(1)              To be included if the Member is assigning 100% of its Membership Interest.

(2)              To be included if the Member is assigning 100% of its Membership Interest.

of the Transferred Interests, free and clear of all pledges, security interests, liens, charges and encumbrances of any kind or nature.

(b)                                 Assignor is duly organized, validly existing and in good standing as a [           ] under the laws of the State of [            ] and has the full right, power and authority to enter into this Assignment, and to perform all of its obligations hereunder.

(c)                                  This Assignment has been duly and validly executed and delivered by and on behalf of Assignor.

(d)                                 Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Assignor is a party, or by which Assignor is otherwise bound.

6.                                      Binding Effect.  This Assignment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.                                      Execution in Counterparts.  This Assignment may be executed (a) in counterparts, each of which shall be deemed an original, but all which shall constitute one and the same instrument and (b) by scanned e-mail, telecopy or other facsimile signature (which shall be deemed an original for all purposes).

8.                                      Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first-above written.

ASSIGNOR:

[ ]

By:
Name:
Title:

ASSIGNEE 1:

[ ]

By:
Name:
Title:

ASSIGNEE 2:

[ ]

By:
Name:
Title:

ASSIGNEE 3:

[ ]

By:
Name:
Title:

EXHIBIT B

FORM OF MEMBER LOAN NOTE

PROMISSORY NOTE

$[•]	[•], 20[•]

FOR VALUE RECEIVED, the undersigned, [INSERT NAME OF THE DEBTOR MEMBER], a [INSERT TYPE OF ENTITY] (the “Maker”), does hereby promise to pay to [INSERT NAME OF FUNDING MEMBER], a [INSERT TYPE OF ENTITY] (the “Payee”), or its order, at its offices in [•], or such other address as may be duly designated by the holder of this Note, [•] ($[•]), with interest thereon at the rate equal to [•] percent ([•]%) per annum.  The principal amount of the loan together with any interest thereon is payable on the Maturity Date (as defined below).

“Business Day” means a day upon which banks in Texas are not authorized or required by law to be closed.

“Maturity Date” means the earliest of the date on which (i) the final liquidating distribution by the Company and (ii) any sale of the Maker’s Interest is completed.

1.                                      Capitalized terms used but not defined herein have the meaning set forth in the Limited Liability Company Agreement (the “LLC Agreement”) of [    ] (the “Company”), dated as of [     ].

2.                                      Interest due on this Note is calculated on the basis of a 360-day year for the actual number of days elapsed prior to the Maturity Date and shall be compounded monthly.

3.                                      This Note evidences a Member Loan made by Payee to Maker pursuant to Section 3.4 of the LLC Agreement.  This Note may be prepaid at any time by the Maker in whole or in part at the election of the Maker, in an amount equal to the outstanding principal amount thereof plus accrued interest.

4.                                      The Maker hereby authorizes the Company to (i) make any and all distributions that would otherwise be payable to the Maker by the Company pursuant to Articles 7 and 11 of the LLC Agreement and (ii) pay any and all proceeds which would otherwise be payable to the Maker from, and upon the closing of, any sale of the Maker’s Interest in the Company, directly to the Payee and any other Members that have made Member Loans to the Maker (to be split among them pro rata in accordance with the relative amounts of such Member Loans to the Maker) until such time as the obligations evidenced by this Note have been paid in full.

5.                                      If the Maker fails to repay this Note on the Maturity Date, the Maker shall reimburse the holder of this Note for all of its costs and expenses incurred in enforcing this Note, including reasonable attorneys’ fees and expenses.  The obligations of the Maker hereunder shall be recourse only to the Maker’s Interest in the Company.

6.                                      This Note may be discharged, terminated, amended, supplemented or otherwise modified only by an instrument in writing signed by the party against which enforcement of such discharge, termination or modification is sought.

7.                                      To the fullest extent permitted by law, the Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note and expressly agrees that, without in any way affecting the liability of the Maker hereunder, the holder hereof may extend the time for payment of any amount due hereunder, accept additional security, release any party liable hereunder or any security now or hereafter securing this Note, without in any other way affecting the liability and obligation of the Maker or any other person.

8.                                      No failure by the holder hereof to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof will constitute a waiver of any such term or of any such breach.  No waiver of any breach will affect or alter this Note, which will continue in full force and effect, nor will such waiver affect or alter the rights of the holder hereof with respect to any other then existing or subsequent breach.  The acceptance by the holder hereof of any payment hereunder that is less than payment in full of all amounts due at the time of such payment will not, without the express written consent of the holder hereof:  (i) constitute a waiver of the right to exercise any of such holder’s remedies at that time or at any subsequent time, (ii) constitute an accord and satisfaction, or (iii) nullify any prior exercise of any remedy.

9.                                      No acceptance of a past due payment or indulgences granted from time to time may be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the holder hereof thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by law.

10.                               In case any one or more of the provisions of this Note are determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

11.                               Nothing contained in this Note or elsewhere may be deemed or construed to create a partnership or joint venture between the holder hereof and the Maker or between the holder hereof and any other person, or cause the holder hereof to be responsible in any way for the debts or obligations of the Maker or any other person.

12.                               It is hereby expressly agreed that, if from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision will be due, violates any applicable usury statute or any other law, then ipso facto such provision will be conformed to comply with such statute or law.  In no event shall the Maker be bound to pay for the use, forbearance or detention of the money lent pursuant hereto, interest of more than the current legal limit; the right to demand any such excess being hereby expressly waived by the holder hereof.

13.                               THIS NOTE IS MADE UNDER AND IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CHOICE-OF-LAW RULES.

14.                               Any legal action or proceeding with respect to this Note may be brought in any state or federal court located in the State of Texas.  By execution and delivery hereof, the Maker hereby accepts for itself and in respect of property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Nothing herein, however, shall affect the right of the holder hereof to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

15.                               WITH RESPECT TO ANY SUCH LEGAL ACTION OR PROCEEDING, THE MAKER HEREBY IRREVOCABLY WAIVES TRIAL BY JURY, AND THE MAKER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.  SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE BY THE PAYEE ON THE MAKER BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO THE MAKER, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED.

IN WITNESS WHEREOF, the Maker has caused this instrument to be duly executed on the date in the year first above written.

MAKER:

[INSERT NAME OF MAKER]

By:
Name:
Title:

EXHIBIT C

Appraisal Procedure

If at the end of the 15-business day period specified in Section 9.5(d), there is disagreement between the Members and the Defaulting Member on the fair market value of the Defaulting Member’s Membership Interest under Section 9.5, the following appraisal procedure shall apply:

1.                                      Either the Members or the Defaulting Member (each, a “party”) may invoke this appraisal procedure by giving a notice to the other party of the appointment of an appraiser.  The other party shall have 10 business days after the notice of appointment of the first appraiser to appoint an appraiser by notice to the first appointing party.  If the other party fails to give a notice of appointment within such 10-day period, then the other party shall lose its right to appoint an appraiser.

2.                                      No discounts shall be taken for any reason, including without limitation discounts for minority interest and lack of marketability.

3.                                      If only one appraiser is appointed in accordance with the foregoing, the sole appraiser shall make a determination of fair market value in writing and shall give notice to the Members and the Defaulting Member of such determination.

4.                                      If two appraisers are appointed in a timely manner, the two appraisers shall conduct such meetings as they may deem appropriate, shall make their determination of fair market value in writing and shall give notice to the Members and the Defaulting Member of such determination.  If the two appraisers are unable to reach agreement on fair market value within 30 days after the appointment of the second appraiser, each appraiser shall notify the Members and the Defaulting Member of the determination of fair market value made by such appraiser.  If the higher of the two determinations is within 10% of the lower, then fair market value shall be equal to the average of the two fair market values so determined.

5.                                      If the higher of the two determinations is not within 10% of the lower and the parties do not themselves reach agreement on fair market value within 10 business days after their receipt of both determinations, either of the parties may, by notice to the two appraisers, instruct the two appraisers to designate a third appraiser.  Within 10 business days after any such instruction, the two appraisers shall make such appointment and notify the Members and the Defaulting Member.

6.                                      If the two appraisers fail to appoint a third appraiser within the specified period for appointment, then the Members shall designate a third appraiser from a list of at least three potential appraisers provided by the two appraisers within two business days after the end of the 10-day period for agreement by the appraisers on fair market value.  If the two appraisers do not agree on and provide such a list to the Members within such period of two business days, the Members shall designate a third appraiser from a separate list of at least three potential appraisers provided to the Members by the appraiser appointed by the Defaulting Member or, if such appraiser does not provided a separate list to the Members within such period of two business days, from a separate list of at least three potential appraisers provided to the Members by the appraiser appointed by the Members.

7.                                      The third appraiser shall review the written reports of the initial two appraisers and issue a written report selecting one of the appraisals made as the fair market value of the Defaulting Member’s Membership Interests within 30 days after appointment of the third appraiser.

8.                                      Fair market value determined in accordance with the provisions of this appraisal procedure shall be final and binding for the intended purpose under the Agreement.

9.                                      All appraisers appointed in accordance with this appraisal procedure shall be members of a recognized national appraisal organization.  Each person acting as the appraiser (or, if the appraiser is an appraisal firm, heading up the appraisal on behalf of the appraisal firm) shall have had at least 10 years’ experience in the business of appraising businesses of the Company’s type and size and, in addition, shall have experience in the business then being conducted by the Company.  Specifically, any appraiser shall be experienced in appraising real property and real estate holding companies.

10.                               The Members and the Defaulting Member shall each pay all fees and expenses of any appraiser appointed by the Members and the Defaulting Member, applicable, and one-half of all fees and expenses of any third appraiser.

SCHEDULE A

DESCRIPTION OF THE PROPERTY

PROPERTY DESCRIPTION

Being a tract of land situated in the John Scurlock Survey, Abstract No. 1351, City of University Park, Dallas County, Texas, being the same tract of land described in a deed to SPC Hillcrest LP, recorded in Instrument Number 201500282785, Official Public Records, Dallas County, Texas, being the same tract of land described in City Ordinance No. 18-001, recorded in Instrument Number 201800019205, Official Public Records, Dallas County, Texas, being all of Lot 6R, Block 3, University Park Addition, an addition to The City of University Park, according to the plat recorded in Instrument No. 201800049372, Official Public Records, Dallas County, Texas,  and being more particularly described as follows:

BEGINNING at a MAG nail found at the intersection of the south line of Daniel Avenue (variable width right-of-way) and the west line of Hillcrest Avenue (100’ right-of-way) for the northeast corner of said Lot 6R;

THENCE South 00° 24’ 47” East, along the west line of said Hillcrest Avenue, a distance of 150.00 feet to a chiseled “X” in concrete found at the intersection of the west line of said Hillcrest Avenue and the north line of Haynie Avenue (50’ right-of-way) for the southeast corner of said Lot 6R;

THENCE South 89° 16’ 53” West, along the north line of said Haynie Avenue, passing the southeast corner of said City Ordinance No. 18-001 at 180.00 feet, passing the southwest corner of said City Ordinance No. 18-001 at 195.00 feet, and continuing for a total distance of 488.60 feet to a 1/2” iron rod with yellow plastic cap stamped “RLG INC” found for the southwest corner of said Lot 6R and the southeast corner of Lot 4R of said addition, from which a 1/2” iron rod with yellow plastic cap stamped “RLG INC” found bears South 89° 16’ 53” West, a distance of 150.00 feet for the southwest corner of said Lot 4R and the southeast corner of Lot 3, Block 3 of University Park Addition, an addition to the City of University Park, according to the plat filed of record in Volume 2, Page 6, Map Records, Dallas County, Texas.

THENCE North 00° 43’ 07” West, departing the north line of said Haynie Avenue, and along the common line between said Lot 6R and said Lot 4R, a distance of 150.00 feet to a chiseled “X” in concrete found on the south line of said Daniel Avenue for the northwest corner of said Lot 6R and the northeast corner of said Lot 4R, from which a chiseled “X” in concrete found bears South 89° 16’ 53” West, a distance of 150.00 feet for the northwest corner of said Lot 4R and the northeast corner of said Lot 3;

THENCE North 89° 16’ 53” East, along the south line of Daniel Avenue, passing the northwest corner of said City Ordinance No. 18-001 at 294.40 feet, passing the northeast corner of said City Ordinance No. 18-001 at 309.40 feet and continuing for a total distance of 489.40 feet to the POINT OF BEGINNING, containing 73,350 square feet or 1.6893 acres of land, more or less AND ALSO KNOWN AS:

BEING all of Lot 6R, Block 3, UNIVERSITY PARK ADDITION, an Addition to the City of University Park, according to the plat recorded in Instrument No. 201800049372, Official Public Records, Dallas County, Texas.

SCHEDULE 3.1

NAMES AND ADDRESSES OF INITIAL MEMBERS

Diamond Ground, LLC

200 Crescent Court, Suite 1350

Dallas, Texas 75201

Hilltop Investments I LLC

2323 Victory Avenue, Suite 1400

Dallas, Texas 75219

SCHEDULE 3.3

INITIAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

	CURRENT CONTRIBUTION	PERCENTAGE INTERESTS

HILLTOP INVESTMENTS I LLC	$19,250,000.00	50.00%

DIAMOND GROUND, LLC	$19,250,000.00	50.00%